Exhibit 10.14

INVESTMENT NUMBER

Subscription Agreement

BETWEEN

AZURE POWER INDIA PRIVATE LIMITED

AND

MR. INDERPREET SINGH WADHWA

AND

MR. HARKANWAL SINGH WADHWA

AND

INTERNATIONAL FINANCE CORPORATION

Dated June 24, 2015

- ii -

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (the “Agreement”), dated June 24, 2015, between:

(1) AZURE POWER INDIA PRIVATE LIMITED, a company incorporated under the laws in India and having its registered office at 8, LSC, Madangir, Pushpvihar, New Delhi-110062, India (“Company”);

(2) MR. INDERPREET SINGH WADHWA, son of Mr. Harkanwal Singh Wadhwa, residing at [Address] (“IW”);

(3) MR. HARKANWAL SINGH WADHWA, son of Late Mr. Manohar Singh Wadhwa, residing at [Address] (“HW”);

(4) INTERNATIONAL FINANCE CORPORATION, an international organization established by the Articles of Agreement among its member countries including the Republic of India (“Investor”);

IW and HW shall hereinafter be collectively referred to as “Sponsors” and individually as “Sponsor”. The Sponsors, the Investor and the Company shall hereinafter be collectively referred to as “Parties” and individually be referred to as “Party”.

RECITALS

The Company desires to issue to the Investor, and the Investor desires to subscribe for, Series H CCPS (as defined hereinafter) in the Company referred to in Section 2.01(a) (Subscription), on the terms and conditions set forth in this Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Accounting Standards” in relation to the Company and its Subsidiaries, means the Indian generally accepted accounting principles promulgated by the Institute of Chartered Accountants of India, together with its pronouncements from time to time, and applied on consistent basis;

“Action Plan” means the plan or plans developed by the Company, a sample copy of which is attached as Annex B to Schedule K (Action Plan) to the Shareholders Agreement, setting out the specific social and environmental measures to be undertaken by the Company, to enable the Company Operations to be undertaken in compliance with Performance Standards;

“Affiliate” means with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, that Person;

“APGL” means Azure Power Global Limited, a company incorporated and existing under the laws of the Republic of Mauritius;

“Applicable Law” means all applicable statutes, laws, ordinances, rules and regulations, including but not limited to, any license, permit or other governmental Authorization, in each case as in effect from time to time;

“Applicable S&E Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including, without limitation, all Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof;

“Authority” means any national, supranational, regional or local government or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means, in relation to the Company, any individual who is duly authorized by the Company to act on its behalf and whose name and a specimen of whose signature appear on the Certificate of Incumbency and Authority most recently delivered by the Company to the Investor;

“APGL SHA” means the shareholders agreement to be executed between APGL and its shareholders in relation to the rights and obligations of the parties thereto for regulating the management and control of the affairs of APGL and certain other rights and obligations inter se in relation to the APGL;

“Business Day” means a day when banks are open for business in New York, New York and the Republic of India;

“Cancellation Date” means the date immediately occurring after 30 (thirty) calendar days of the date of execution of this Agreement;

“Charter” means the memorandum of association and the articles of association of the Company or, as applicable, any Subsidiary;

“Certificate of Incumbency and Authority” means a certificate provided to the Investor by the Company or the Sponsor Entity (as may be relevant) substantially in the form set forth in Schedule 7 (Form of Certificate of Incumbency and Authority);

“Coercive Practice” has the meaning set forth in Annex B (Anti-Corruption Guidelines for IFC Transactions);

“Collusive Practice” has the meaning set forth in Annex B (Anti-Corruption Guidelines for IFC Transactions);

“Co-Investor” means IFC GIF Investment Company I, a company incorporated under the laws of Mauritius and having its principal office at C/o Cim Fund Services Ltd, 33 Edith Cavell Street, Port Louis, Mauritius;

“Co-Investor Shares” means the Series H CCPS in APGL which the Co-Investor has agreed to subscribe under the Co-Investor Subscription Agreement;

“Co-Investor Subscription Agreement” means the subscription agreement entered into between, inter alia, the Co-Investor and APGL on or around the date of this Agreement for subscription of the Co-Investor Shares in accordance with the terms and condition contained therein;

“Company Agreements” has the meaning set forth in Section 3.01(x) (Material Contracts);

“Company’s Employee Plan” means any plan, program, or other arrangement providing for employment, compensation, retirement, deferred compensation, severance, separation, stock option or other benefits, which has been sponsored, contributed to or required to be contributed to by the Company for the benefit of any Person who performs or who has performed services for the Company;

“Company Operations” means the existing and future operations, activities and facilities of the Company and its Subsidiaries (including the design, construction, operations, maintenance, management and monitoring thereof as applicable);

“Control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise; provided that, in any event, the direct or indirect ownership of fifty per cent (50%) or more of the voting share capital of a Person is deemed to constitute Control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Corrupt Practice” has the meaning set forth in Annex B (Anti-Corruption Guidelines for IFC Transactions);

“Country” means the Republic of India;

“Current Company Disclosure Schedule” means the Original Company Disclosure Schedule, as modified and/or supplemented by each Updated Company Disclosure Schedule, if any, which has from time to time been delivered by the Company and accepted by the Investor, in accordance with Section 4.01(a)(ii) (Conditions of the Subscription);

“Dollars” or “$” means the lawful currency of the United States of America;

“Equity Securities” of a company means common shares, preferred shares, bonds, loans, warrants, rights, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase common shares of such company or any instrument or certificate representing a beneficial ownership interest in the common shares of such company, including global depositary receipts and American depository receipts and any other security issued by the company, even if not convertible into ordinary shares, that derives its value and/or return based on the financial performance of the company or its shares;

“Equity Shares” or “Shares” means the common shares of the Company having the face value of INR 10 (Rupees Ten) each and carrying 1 (one) vote each;

“Externalization Process” means the signing and execution of the APGL SHA and Registration Rights Agreement by the parties thereto, and subscription of Equity Securities of APGL: (a) Helion Venture Partners II, LLC; (b) Helion Venture Partners India II, LLC; (c) Investor; (d) DEG – Deutsche Investitions -und Entwicklungsgesellschaft mbH; (e) FC VI India Venture (Mauritius) Ltd.; and (f) Société DE Promotion ET DE Participation Pour LA Coopération Économique, to subscribe to the Equity Securities of APGL;

“Fraudulent Practice” has the meaning set forth in Annex B (Anti-Corruption Guidelines for IFC Transactions);

“INR” or “Rupees” means the lawful currency of the Republic of India;

“Investor Subscription” means any subscription for Series H CCPS of the Company by the Investor as provided for in Article II (Agreement for Subscription);

“Key Subsidiary” means, at the relevant time, each Subsidiary or such Subsidiaries where, as of the end of the then most recently completed fiscal year of the Company:

(a)	the Assets of such Subsidiary or cumulative Assets of such Subsidiaries, as the case may be, account for more than 70% (seventy per cent) of the total consolidated Assets of the Company; or

(b)	such Subsidiary or such Subsidiaries cumulatively, have earnings before interest, tax, depreciation and amortization representing more than 70% (seventy per cent) of the Company’s total consolidated earnings before interest, tax, depreciation and amortization;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, option (including call commitment), trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Material Adverse Effect” means a material adverse effect on:

(a) the Company’s or any of its Subsidiaries’ assets or properties;

(b) the Company’s or any of its Subsidiaries’ business prospects or financial condition;

(c) the carrying on of the Company’s or any of its Subsidiaries’ business or operations;

(d) the ability of the Company to comply, and ensure that each of its Subsidiaries complies, with its obligations under this Agreement, any other Transaction Document to which it is a party or the Company’s and in the case of each of its Subsidiaries, such Subsidiary’s Charter; or

(e) the ability of the Sponsors to comply with their obligations under this Agreement or any other Transaction Document to which they are a party;

“Obstructive Practice” has the meaning set forth in Annex B (Anti-Corruption Guidelines for IFC Transactions);

“Original Company Disclosure Schedule” means the Company’s completed disclosure schedule attached hereto as Schedule 2 (Original Company Disclosure Schedule);

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated January 1, 2012, copies of which have been delivered to and receipt of which has been acknowledged by the Company pursuant to the letter, dated 4th June 2015;

“Person” means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Registration Rights Agreement” means the registration rights agreement entered into by the shareholders of APGL setting out the right to have the registration statement filed with respect to the equity shares or equity securities of APGL held by them for resale/make an offering under the Securities Act of 1933, as amended;

“Related Agreements” means the Transaction Documents and such other agreements and documents as referred in Schedule 6 hereto;

“Relevant Parties” means the Company and the Sponsors;

“S&EA” means the social and environmental assessment prepared by the Company or a qualified third party consultant in accordance with the Performance Standards;

“S&E Management System” means the Company’s social and environmental management system, including but not limited to corporate-wide applicable S&E Management System acceptable to the Investor, which includes all the elements discussed in the ESRS and is consistent with the Performance Standards and the HR Policies and Procedures, both to be implemented in accordance with the schedule detailed in the Action Plan and enabling the Company to identify, asses and manage risks in respect of the Company Operations on an ongoing basis and in accordance with the Performance Standards;

“S&E Performance Report” means the S&E Performance Report, in form and substance satisfactory to the Investor, setting out the specific social, environmental and developmental impact information to be provided by the Company in respect of the Company Operations;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex B (Anti-Corruption Guidelines for IFC Transactions);

“Series H CCPS” means fully paid up compulsorily convertible preference shares of the Company having the rights, preferences and privileges as set forth in Schedule 4 hereto and in the Shareholders’ Agreement;

“Shareholders’ Agreement” means the shareholders agreement dated June 10, 2015 between, inter alia, the Company and the Shareholders as defined therein;

“Subscription Date” has the meaning set forth in Section 2.01(b) (Subscription);

“Subscription Notice” means a notice in the form set forth in Schedule 1 (Form of Subscription Notice);

“Subscription Price” has the meaning set forth in Section 2.01(a) (Subscription);

“Subscription Shares” has the meaning set forth in Section 2.01(a) (Subscription);

“Subsidiary” means with respect to the Company, an Affiliate over fifty per cent (50%) of whose capital is owned, directly or indirectly by the Company;

“Tax” or “Taxes” means any present or future taxes (including stamp taxes), withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Transaction Documents” means:

(a) this Agreement;

(b) the Shareholders Agreement;

(c) any other document mutually agreed by between the Parties as a Transaction Document; and

“Updated Company Disclosure Schedule” means the Company’s updated disclosure schedule, if any, which has been delivered by the Company in accordance with Section 4.01(a)(ii) (Conditions of the Subscription) and shall be in the form of Schedule 3 hereto.

Section 1.02. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document in the “agreed form” is a reference to a document approved and for the purposes of identification initialed by or on behalf of the parties thereto;

(e) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(f) general words in this Agreement shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

(g) a reference to a party to any document includes that party’s successors and permitted assigns; and

(h) unless stated otherwise herein, a reference to “shares of the Company” means shares of the Company of any class.

Section 1.03. Third Party Rights. A Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

ARTICLE II

Agreement for Subscription

Section 2.01. Subscription. (a) On the terms and subject to the conditions of this Agreement, the Investor agrees to subscribe and pay for an aggregate of 22,214 (twenty two thousand two hundred and fourteen) fully paid and non-assessable Series H CCPS in the Company (the “Subscription Shares”) for the subscription price of INR 29,260.826 (rupees twenty nine thousand two hundred and sixty decimal eight hundred and twenty six) per Subscription Share (the “Subscription Price”). The aggregate amount to be paid by the Investor for the subscription of the Subscription Shares shall be up to INR 649,999,989 (rupees six hundred and forty nine million nine hundred and ninety nine thousand nine hundred and eighty nine), and not exceeding INR equivalent of USD 10,000,000 (dollars ten million) calculated by applying the Dollar-INR conversion reference rate as published by the Reserve Bank of India on the date on which the wire transfer of the subsequent amount is initiated by the Investor.

(b) Subject to the terms of this Agreement and the reasonable satisfaction (or waiver by the Investor) of the conditions of subscription set forth in Section 4.01 (Conditions of Investor Subscription), either:

(i)	the Company may request the Investor to subscribe for the Subscription Shares by delivering a Subscription Notice to the Investor; or

(ii)	the Investor may notify the Company that it shall subscribe for the Subscription Shares by delivering a Subscription Notice to the Company,

at least twelve (12) Business Days prior to the date of the Investor Subscription specified in such Subscription Notice (the “Subscription Date”), subject to Section 2.03 (Cancellation of Investor Subscription).

(c) If a Subscription Notice is delivered by the Company to the Investor in accordance with Section 2.01 (b)(i), or the Investor delivers a Subscription Notice to the Company in accordance with Section 2.01(b)(ii), then the Company shall be obliged to issue the Subscription Shares to the Investor on the Subscription Date and shall take all necessary corporate and other action, including but not limited to all appropriate steps to ensure that a meeting of the Company’s shareholders or a meeting of the board of directors, as applicable, is promptly convened, to ensure that the Subscription Shares shall be issued to the Investor on the Subscription Date, in accordance with the terms of this Agreement.

(d) On the Subscription Date:

(i)	the Investor shall pay the amount equal to the Subscription Price multiplied by the number of Subscription Shares in INR to the following account of the Company:

Beneficiary Name	Azure Power India Private Limited
Credit Account No.	[Account Number]
Bank	Central Bank Of India
Branch	Press Area, New Delhi
Account Type	Current A/c
IFSC Code	CBIN0280306
Swift Code	CBININBBCFD,

or such other account specified in the Subscription Notice; and

(ii)	the Company shall:

(A)	in a meeting of the board of directors, issue and allot to the Investor, or as the Investor directs, the Subscription Shares free of all Liens or other encumbrances or rights of third parties and record the Investor as the legal and beneficial owner of the Subscription Shares in the Company’s register of members;

(B)	deliver to the Investor, or as the Investor directs: (A) a copy of the resolution of the board of directors in which the Subscription Shares are allotted to the Investor; (B) a share certificate in customary form; and (C) a certified copy of the Company’s share register, evidencing the Investor’s valid title to the Subscription Shares, free of all Liens or other encumbrances or rights of third parties; and

(C)	provide Investor with evidence satisfactory to the Investor that the Subscription Shares have been duly and validly authorized and issued, are fully paid and, save and except as agreed in the Shareholders Agreement, freely transferable without requiring any Authorization of any Authority, and that all other legal requirements in connection with their authorization, issue and delivery have been duly satisfied (save any post-issue filings and other requirements to be undertaken by the Company in accordance with Section 2.01 (f) below).

The Parties agree that the fulfillment of the obligations of the Company set forth in Sections 2.01 (d)(ii)(A) through (C) above are conditions precedent to the application of any funds disbursed by the Investor under Section 2.01 (d)(i) to the subscription for the Subscription Shares and that, accordingly, any funds disbursed in accordance with Section 2.01 (d)(i) shall be held in trust by the Company (for the benefit of the Investor) until the acts set forth in Section 2.01(d)(ii)(A) through (C) have been performed and the Investor has notified the Company in writing that such funds can be released to the Company, and in the event that such acts are not performed as soon as practicable, and in any event within three (3) Business Days from any such disbursement of funds by the Investor, the Company shall, upon the Investor’s request, immediately return the funds disbursed in accordance with Section 2.01(d)(i) to the Investor, unless instructed otherwise by the Investor.

(e) The Company shall pay all Taxes, fees or other charges payable on or in connection with the execution, issue, subscription, delivery, registration, translation or notarization of this Agreement, the other Transaction Documents, the Company’s Charter, the Subscription Shares and any other documents related to this Agreement, the other Transaction Documents or the Company’s Charter.

(f) On or immediately following the Subscription Date, the Company shall undertake all post-issue filings as required by Applicable Law, including the filing of:

(i)	E-Form No. MGT. 14 of the Companies (Management and Administration) Rules, 2014 with respect to the filing of resolution passed by the Board approving issue of the Subscription Shares;

(ii)	E-Form No. MGT. 14 of the Companies (Management and Administration) Rules, 2014 with respect to the filing of special resolution passed by the shareholders of the Company approving issue of the Subscription Shares;

(iii)	E-Form No. PAS. 3 of the Companies (Prospectus and Allotment of Securities) Rules, 2014 with respect to the allotment of the Subscription Shares;

(iv)	A report on remittance of the Subscription Amount for the Subscription Shares in the prescribed form together with all documents required for inward remittance as prescribed under the Foreign Exchange Management Act, 1999 and the rules and regulations made thereunder; and

(v)	filing of Form FC-GPR, and all necessary documents required for the purposes of an effective filing of Form FC-GPR pursuant to the Foreign Exchange Management Act, 1999 and the rules and regulations there under, and shall provide a copy of the above mentioned filings to the Investor within 3 (three) Business Days of making such filings with the relevant Authority.

(g) If the Company, for any reason, does not issue the Subscription Shares as set forth in Section 2.01(d), including by reason of failure of the Company’s board of directors to authorize such issuance, such failure to issue the Subscription Shares shall constitute a breach of the Company’s obligations under this Agreement, and the Investor shall have the right to exercise any and all rights or legal or equitable remedies of any kind which may accrue to it against the Company. It is clarified that provisions of this Section 2.01 (g) shall not apply if, upon reasonable satisfaction (or waiver by the Investor) of the conditions of subscription set forth in Section 4.01 (Conditions of Investor Subscription), the Investor does not subscribe to the Subscription Shares within Subscription Date.

Section 2.02. Company’s Obligations until all of the Subscription Shares are Issued. (a) Until the Subscription Shares have been subscribed and issued or the right of the Company to request the subscription has been canceled as provided in Section 2.03 (1) (Cancellation of Investor Subscription) or the right of the Investor to subscribe has been cancelled as provided in Section 2.03 (2), whichever occurs first: (i) the Company shall at all times maintain a sufficient number of authorized and unissued shares to permit the subscription by the Investor of all the Subscription Shares; and (ii) the Company shall conduct its business in the ordinary course and shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

(b) In addition to Section 2.02(a), until the Subscription Shares have been subscribed and issued or the right of the Company to request the subscription has been canceled as provided in Section 2.03 (Cancellation of Investor Subscription), whichever occurs first, the Company shall not, and shall ensure that each of its Subsidiaries shall not (other than in connection with the Investor Subscription, matters listed in Schedule 5 hereto or with the prior written approval of the Investor);

(i)	increase, allot, issue, acquire, repay or redeem any share capital or Equity Securities of any class;

(ii)	change the par value of, or the rights attached to, any of its Equity Securities of any class;

(iii)	take any action by amendment of its Charter or through reorganization, consolidation, sale of share capital, merger or sale of assets, or otherwise, which might result in a dilution or increase of the percentage interest in the Company to be held by the Investor when any Equity Securities are issued to the Investor pursuant to the Investor Subscription;

(iv)	sell, lease, transfer or assign any of its assets, except in the ordinary course of business and consistent with past practice;

(v)	assume or incur indebtedness, liabilities, obligations or expenses exceeding an aggregate of $1,000,000 (Dollars One Million) (or the equivalent in any other currency) except in the ordinary course of business;

(vi)	make any capital expenditure exceeding $5,000,000 (Dollars Five Million) (or the equivalent in any other currency) except in the ordinary course of business;

(vii)	create any Liens over any assets except in the ordinary course of business;

(viii)	declare, pay or make a dividend or distribution;

(ix)	take any action that would make any representation or warranty contained in Section 3.01 (Representations and Warranties) (except as set forth in the Current Company Disclosure Schedule) untrue, inaccurate or misleading in any respect on or at any time prior to the Subscription Date;

(x)	take any action that could reasonably be expected to prevent, impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; or

(xi)	agree or commit to take any of the actions described above.

Section 2.03. Cancellation of Investor Subscription. (1) The Investor may, by written notice to the Company, cancel the right of the Company to request the Investor to subscribe for any Subscription Shares:

(a) if at any time, in the reasonable opinion of the Investor, anything has occurred which has or may reasonably be expected to have a Material Adverse Effect or there exists any situation which indicates that performance by the Company, its Subsidiaries or the Sponsors of their respective obligations under any of the Transaction Documents, or the Company’s Charter cannot be expected;

(b) if the Company has breached Section 2.02 (Company’s Obligations until all of the Subscription Shares are Issued) and such breach is incapable of cure (in the sole opinion of the Investor) or, where such breach is capable (in the sole opinion of the Investor) of cure, it has not been cured within thirty (30) days following receipt by the Company of notice of such breach from the Investor; or

(c) in any case, at any time on or after the Cancellation Date,

(2) The Company may, by written notice to the Investor, cancel the right of the Investor to subscribe to any Subscription Shares at any time on or after the Cancellation Date.

Upon any such cancellation, each Party’s further rights and obligations shall terminate immediately, provided that such termination shall not affect a Party’s accrued rights and obligations at the date of termination and shall be without prejudice to any and all rights or legal or equitable remedies of any kind which may accrue to the Investor against the Company and provided that the provisions of Section 5.01 (Notices), Section 5.03 (English Language), Section 5.04 (Applicable Law and Arbitration), Section 5.06 (Announcements) and Section 5.10 (Expenses) shall survive such termination.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. Each of the Company and the Sponsors hereby represents and warrants to the Investor that the statements contained in this Section 3.01: (i) are true, accurate and not misleading with respect to the Company and the Sponsors who are not natural Persons and/or, as the case may be, each of the Key Subsidiaries or Subsidiaries (as the case may be) as of the date of this Agreement, except as otherwise set forth in the Company’s disclosure schedule (the “Original Company Disclosure Schedule”) attached to this Agreement as Schedule 2 (Company Disclosure Schedule); and (ii) will remain true, accurate and not misleading immediately prior to the Investor Subscription except as set forth in any updated disclosure schedule, which shall be in the form of Schedule 3 and in substance satisfactory to the Investor (an “Updated Company Disclosure Schedule”), delivered by the Company to the Investor and accepted and signed by the Investor at least ten (10) Business Days prior to the Subscription Date. No disclosure made in the Original Company Disclosure Schedule or an Updated Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the disclosure contained therein identifies the relevant facts and circumstances for such exception fully, fairly, specifically and accurately.

(a) Organization and Authority. Each of the Company and the Subsidiaries is a legal entity duly organized and validly existing under the laws of its place of incorporation, and the Company has the corporate power and authority to enter into, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party. Each of the Sponsors have the power and authority to enter into, deliver and perform their respective obligations under this Agreement and each of the Transaction Documents to which it is a party.

(b) Validity. This Agreement and each of the other Transaction Documents to which it is a party have been duly authorized and executed by the Company and the Sponsors and constitute its valid and legally binding obligation, enforceable in accordance with its terms.

(c) No Conflict. The execution and performance by each of the Company and the Sponsors of any of their respective obligations under the Transaction Documents to which it is a party including the issuance to the Investor of any of the Subscription Shares upon subscription therefor, do not (assuming all the Authorizations referred to in Section 3.01 (d) (Status of Authorizations) of the Current Company Disclosure Schedule have been obtained): (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound; (ii) violate any of the terms or provisions of its respective Charter, as applicable; or (iii) violate any Authorization, judgment, decree or order or any statute, law, rule, regulation or requirement applicable to it.

(d) Status of Authorizations.

(i)	The Authorizations specified in Section 3.01(d) (Status of Authorizations) of the Current Company Disclosure Schedule are all of the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Company or, the Sponsors and/or any of the Subsidiaries to conduct their business, execute, perform and comply with their obligations under this Agreement and each of the other Transaction Documents to which they are party.

(ii)	All Authorizations specified in Section 1 of Section 3.01(d) (Status of Authorizations) of the Current Company Disclosure Schedule have been obtained and are in full force and effect and there are no facts or circumstances which indicate that any of such Authorizations would or might be revoked, cancelled, varied or not renewed.

(iii)	The Company has applied (or is making arrangements to apply) for all Authorizations specified in Section 2 of Section 3.01(d) (Status of Authorizations) of the Current Company Disclosure Schedule, and has no reason to believe that it will not obtain those Authorizations in a timely manner and, in any event, prior to the Investor Subscription.

(e) Charter. The Charter delivered by the Company to the Investor is a true and current copy of the Charter of the Company, which has not been amended since the delivery to the Investor, and Section 3.01(e) (Charter) of the Current Company Disclosure Schedule lists all of the current directors of the Company and its Subsidiaries and the respective terms of their appointments.

(f) Capital Structure of the Company.

(i)	The authorized capitalization of the Company is as shown in Section 3.01(f) (Capital Structure of the Company) of the Current Company Disclosure Schedule and Section 3.01(f) (Capital Structure of the Company) of the Current Company Disclosure Schedule accurately sets out the number and type of Equity Securities of the Company owned by, and the name of, each holder of Equity Securities, both before and after the Investor Subscription is consummated.

(ii)	Except as set forth in Section 3.01 (f) (Capital Structure of the Company) of the Current Company Disclosure Schedule, there are no Equity Securities of the Company, or any agreements or undertakings to which the Company is a party, or by which it is bound, obligating it to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any shares in its authorized capital or obligating it to grant or enter into any such option, warrant, call, right, commitment or agreement. All outstanding Equity Securities of the Company are duly authorized, validly issued to those Persons and in the amounts set forth across from their names in Section 3.01(f) (Capital Structure of the Company) of the Current Company Disclosure Schedule, fully paid and non-assessable and are free of any Liens and are not subject to preemptive rights, rights of first refusal or other restrictions on transfer or third party rights, except as set forth in the Company’s Charter or the Shareholders’ Agreement.

(iii)	The issuance of the Subscription Shares has been duly and validly authorized by all necessary corporate actions of the Company and when issued, sold and delivered in accordance with the terms of this Agreement, the Subscription Shares will be duly and validly issued, fully paid and non-assessable, free of all Liens and will not be subject to preemptive rights, rights of first refusal or other restrictions on transfers.

(g) No Immunity. Neither the Company nor the Sponsors nor any of the Subsidiaries nor any of their respective properties enjoy any right of immunity from set-off, suit or execution with respect to their respective obligations under any Transaction Document.

(h) Financial Condition. Since March 31, 2015:

(i)	the business of the Company and each of its Subsidiaries has been conducted in the ordinary course so as to maintain the business as a going concern;

(ii)	neither the Company nor any of its Subsidiaries nor the Sponsors has suffered any change having a Material Adverse Effect or incurred any substantial loss or liability, other than notional forex losses due to mark to market variation of currency;

(iii)	neither the Company nor any of its Subsidiaries has undertaken or agreed to undertake any substantial obligation; and

(iv)	no dividend or distribution has been declared or paid by the Company or any of its Subsidiaries.

(i) Financial Statements. The Company’s audited consolidated balance sheet as of March 31, 2014 and provisional balance sheet as of March 31, 2015 and the related audited consolidated statements of income and cash flows for the fiscal year ended March 31, 2014 and provisional consolidated statements of income for the fiscal year ended March 31, 2015 have been prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods therein specified, and give a true and fair view of the consolidated financial condition of the Company as of the date as of which they were prepared and the results of the Company’s operations during the periods therein specified. As on the date of the foregoing financial statements, there are no losses, liabilities (whether actual or contingent or otherwise) or bad or doubtful debts other than those fully disclosed in the consolidated financial statements of the Company hereinbefore referred to.

(j) Taxes. All tax returns and reports of the Company and each of its Subsidiaries required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Company, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest.

(k) Litigation.

(i)	Neither the Company nor any of its Subsidiaries is involved in any litigation, arbitration, administrative, regulatory or governmental proceedings or investigations. No such proceedings or investigations are threatened against the Company or any of its Subsidiaries. No such proceedings or investigations are threatened against the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance which is likely to give rise to any such proceedings or investigations.

(ii)	No judgment or order has been issued against the Company or any of its Subsidiaries or the Sponsors which has or may reasonably be expected to have a Material Adverse Effect.

(iii)	Neither the Company nor any of its Subsidiaries has been charged, convicted, fined or otherwise sanctioned in any litigation, administrative, regulatory or criminal investigation or proceeding or freezing of assets by any Authority involving the Company or any of its Subsidiaries or their respective employees with regard to money laundering or financing of terrorism.

(l) Compliance with Law. The Company and each of its Subsidiaries is in compliance with all Applicable Laws in all material aspects (whether civil, criminal, corporate or administrative), statutes, subordinate legislation, treaties, regulations, directives, decisions, by-laws, circulars, codes, orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of any Authority including, without limitation, all Applicable S&E Laws.

(m) Environmental Matters.

(i)	There are no material social or environmental risks or issues in respect of the Company Operations.

(ii)	Neither the Company nor any of its Subsidiaries has received and is not aware of: (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority; or (B) any written communication from any Person, in either case, concerning the failure of the Company Operations to comply with any matter covered by the Performance Standards or any Applicable S&E Law.

(n) Sanctionable Practices. Neither the Company, nor the Sponsors, nor any of its Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to any transaction contemplated by this Agreement, any Sanctionable Practice.

(o) Insurance. The Company and each of its Subsidiaries maintain insurance policies with financially sound and reputable insurers that cover such risks and contain such policy limits, types of coverage as are adequate to insure against risks to which the Company, its Subsidiaries and their respective employees, business, properties and other assets would reasonably be expected to be exposed to in the operation of the business as currently conducted. All of these policies are valid and enforceable policies, all premiums due and payable under all these policies have been paid and the Company is otherwise in compliance in all material respects with the terms of the policies. None of these policies is void or voidable and neither the Company nor any of its Subsidiaries has done anything or omitted to do anything that would make any policy void or voidable. The Company and each of its Subsidiaries has no knowledge of any threatened termination of, or material premium increase with respect to, any of these policies. No material claim is outstanding under any of these policies and no event has occurred (and no circumstance exists) that gives rise or is likely to give rise to a material claim under any policy.

(p) Disclosure. None of this Agreement, any other Transaction Document, the Company’s Charter, or certificates or schedules made and delivered to the Investor pursuant thereto (including the Current Company Disclosure Schedule) contains any information which is untrue, inaccurate or misleading in any material respect nor does it omit any information the omission of which makes the information contained in it untrue, inaccurate or misleading in any material respect. The Company is not aware of any material information with respect to the business of the Company or any of its Subsidiaries which should be considered and reviewed by a prospective investor such as the Investor in making its investment decision, which has not been disclosed to the Investor.

(q) Subsidiaries. The Persons listed in Section 3.01(q) (Subsidiaries) of the Current Company Disclosure Schedule are all of the Subsidiaries of the Company. Each such Subsidiary has the capitalization, ownership, domicile and head office identified therein. There is no Lien or other right of any third party over the share capital or other equity interest of the Company in any Subsidiary and there is no agreement to create any Lien or any such right. Other than its Subsidiaries listed in Section 3.01(q) (Subsidiaries) of the Current Company Disclosure Schedule, the Company does not own or control (and has never owned or controlled), directly or indirectly, any share capital or other equity interest in any other Person and has not agreed or committed to acquire any such interest.

(r) UN Security Council Resolutions. Neither the Company nor the Sponsors nor any of the Subsidiaries nor any Person acting on their behalf, has entered into any transaction or engaged in any activity prohibited by any resolution issued by the United Nations Security Council under Chapter VII of the UN Charter.

(s) Criminal Offenses. Neither the Company nor its Subsidiaries nor any Person acting on their behalf whose acts could incur the Company’s or any Subsidiary’s vicarious liability has carried out any actions or made any omissions which could result in the Company or any Subsidiary incurring criminal sanctions.

(t) Restrictions on Business Activities. There is no agreement, judgment, injunction, order, decree, proceeding or ongoing investigation imposing any penalty on the Company nor any of its Subsidiaries or, which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any of its current or future business practices, its acquisition of property or the conduct of its business as it is currently conducted or as proposed to be conducted.

(u) Related Party Transactions. The Company has not entered into any agreement, arrangement or obligation (whether legally enforceable or not) which involves any of the Sponsors or any director, officer, employee, agent or shareholder of the Company (or any of their immediate family members or respective Affiliates). There is not, and there has not been at any time since March 31,

2014, any agreement, arrangement or obligation (whether legally enforceable or not) to which the Company or any of its Subsidiaries is or was a party and which involves any Sponsor, director, officer, employee, agent or shareholder of the Company (or any of their immediate family members or respective Affiliates), other than arrangements described in Section 3.01(u) (Related Party Transactions) of the Current Company Disclosure Schedule. No Person listed in the previous sentence has any direct or indirect ownership interest in any Person that is an Affiliate of the Company or with which the Company has a business relationship or in any Person that competes with the Company.

(v) Title to and Condition of Property. The Company and each of its Subsidiaries has: (i) good and marketable title free and clear of all Liens to all of the property and assets, movable and immovable, reflected in the Company’s most recent balance sheet included in the consolidated financial statements (except assets sold or otherwise disposed of since such date in the ordinary course of business), other than Liens in favour of lenders pursuant to project financing/ loan agreements described in Section 3.01 (v) of the in the Current Company Disclosure Schedule; and (ii) with respect to leased properties and assets, valid leasehold interests therein free and clear of all Liens, other than liens in favour of lenders pursuant to project financing/ loan agreements described in Section 3.01 (v) of the Current Company Disclosure Schedule. The plant, property and equipment of the Company and each of its Subsidiaries that are used in the Company Operations are in good operating condition and repair, subject to normal wear and tear not caused by neglect, and are adequate and suitable for the purposes for which they are currently being used. All properties used in the Company Operations are reflected in the Company’s most recent balance sheet included in the consolidated financial statements to the extent the Accounting Standards require the same to be reflected.

(w) Books and Records. The books and records of the Company, including, without limitation, its stock record books and minute books, are complete and correct in all material respects and accurately and fairly reflect all meetings and other corporate actions of the Company’s shareholders and its board of directors and committees and all material information relating to its business, the nature, acquisition, maintenance, location and character of its assets, and the nature of all transactions giving rise to its obligations or accounts receivable.

(x) Material Contracts. Section 3.01(x) (Material Contracts) of the Current Company Disclosure Schedule sets forth a complete list of all currently effective written or oral:

(i)	agreements, arrangements or obligations to which the Company or any of its Subsidiaries is a party involving, on an annual basis, One Million Dollars ($1,000,000) individually or Five Million Dollars ($ 5,000,000) in the aggregate (or the equivalent in any other currency);

(ii)	agreements, arrangements or other obligations relating to indebtedness owed by the Company or any of its Subsidiaries involving, on an annual basis, One Million Dollars ($1,000,000) individually or Five Million Dollars ($ 5,000,000) in the aggregate (or the equivalent in any other currency);

(iii)	shareholders agreements relating to shares in the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party;

(iv)	employment agreements or arrangements of the Company or any of its Subsidiaries in excess of One Million Dollars ($1,000,000) each (or the equivalent in any other currency); and

(v)	other agreements, arrangements and obligations to which the Company or any of its Subsidiaries is a party that are long-term, onerous or unusual or are not on arm’s-length terms.

With respect to each agreement, arrangement or obligation in excess of One Million Dollars ($1,000,000) to which the Company or any of its Subsidiaries is a party or to which any of their respective properties are subject (the “Company Agreements”), neither the Company nor any of its Subsidiaries nor any other party is in breach or default in any material respect. No event has occurred which, with notice or lapse of time or both, would: (A) constitute a breach or default in any material respect by the Company or any of its Subsidiaries, or by any such other party to the relevant Company Agreement; or (B) permit termination, modification or acceleration of or under the relevant Company Agreement.

(y) Labor Matters.

(i)	Neither the Company nor any of its Subsidiaries is a party to the collective bargaining agreements and other labor union contracts. There is no material activity or proceeding of any labor union to organize its employees and there are no ongoing or threatened strikes, slowdowns or work stoppages by employees of the Company or any of its Subsidiaries or any contractor with respect to any material operations of the Company or any of its Subsidiaries.

(ii)	The Company has furnished to the Investor true and complete copies of the documents embodying each of the Company’s Employee Plans and related plan documents. Each of the Company’s Employee Plans complies with Applicable Law and regulations and will not negatively or materially affect the Company’s ability to fulfill its obligations under this Agreement or any other Transaction Document.

(z) Intellectual Property. Each of the Company and its Subsidiaries owns or has the valid right to use at a nominal cost, all Intellectual Property that is material to the operation of its business as currently conducted or proposed to be conducted by it.

Section 3.02. Investor Reliance. (a) The Company and the Sponsors acknowledge that they makes the representations and warranties under Section 3.01 (Representations and Warranties) with the intention of inducing the Investor to enter into this Agreement and each of the other Transaction Documents and to make the Investor Subscription and that the Investor enters into this Agreement and the other Transaction Documents and will make the Investor Subscription on the basis of, and in full reliance on, each of such representations and warranties.

(b) Each of the representations and warranties is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another representation and/or warranty.

(c) A reference to any facts and circumstances being disclosed shall be deemed to be a reference to them being fully, fairly, specifically and accurately disclosed in the Current Company Disclosure Schedule in such a manner that:

(i)	in the context of the disclosures contained in the Current Company Disclosure Schedule:

(A)	the significance of the information disclosed and its relevance to a particular representation and/or warranty shall be highlighted by the Company in a manner reasonably expected to be understandable by the Investor, taking into account the paragraphs or subject matters in relation to which the information was disclosed; and

(B)	there is not omitted from the information disclosed any information which would have the effect of rendering the information so disclosed misleading in any respect; and

(ii)	in the context of any document treated as disclosed by the Current Company Disclosure Schedule, the matter disclosed is reasonably apparent from the terms of the document,

and nothing disclosed by the Company to the Investor other than in the Current Company Disclosure Schedule and in accordance with the provisions of this Section 3.02 shall constitute disclosure to the Investor for the purposes of this Agreement.

Section 3.03. Survival of Representations and Warranties. The representations and warranties set forth in this Article III or made in writing by or on behalf of the Company and the Sponsors in connection with the transactions contemplated by this Agreement shall continue in full force and effect and survive the Investor Subscription.

Section 3.04. Indemnity. Each of the Company and the Sponsors hereby agrees that it shall jointly and severally indemnify, defend and hold harmless the Investor from, against and in respect of any damages, losses, charges, liabilities, claims demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest and costs and expenses (including reasonable attorneys’ fees) imposed on, sustained, incurred or suffered by, or asserted against, the Investor (whether in respect of third party claims, claims between the parties hereto, or otherwise) directly or indirectly relating to or arising out of any breach by the Company or the Sponsors, as the case may be of any respective representation or warranty made by it in this Agreement.

ARTICLE IV

Conditions of Investor Subscription

Section 4.01. Conditions of Investor Subscription. The obligation of the Investor to make the Investor Subscription is subject to the fulfillment, to the Investor’s reasonable satisfaction, prior to or concurrently with the making of the Investor Subscription, of the following conditions:

(a) Representations and Warranties.

(i)	The representations and warranties made by the Company and the Sponsors herein, and in the Original Company Disclosure Schedule and in any schedule, exhibit or certificate delivered by the Company and the Sponsors pursuant to this Agreement, remain true, accurate and not misleading immediately prior to the Investor Subscription, save as modified or supplemented by the Updated Company Disclosure Schedule pursuant to Sections 3.01 and 4.01(a)(ii) of this Agreement; and

(ii)	If it is necessary for the Company to modify or supplement the Original Company Disclosure Schedule, it shall deliver an Updated Company Disclosure Schedule to the Investor not less than ten (10) Business Days prior to the proposed Subscription Date and the substance of any modification or supplementation of any of the representations and warranties referred to in (i) made in such Updated Company Disclosure Schedule is acceptable to the Investor in its sole discretion;

(b) Performance: No Breaches. All of the agreements and covenants of the Company and the Sponsors to be performed prior to the Investor Subscription pursuant to each Transaction Document have been duly performed in all material respects, and no breach (or any event which, with notice, lapse of time, the making of a determination or any combination, would become a breach) under any Transaction Document has occurred and is continuing;

(c) Authorizations. The Company has obtained and provided to the Investor copies of all Authorizations listed in Sections 1 and 2 of Section 3.01(d) (Status of Authorizations) of the Current Company Disclosure Schedule and all those Authorizations are in full force and effect;

(d) No Material Adverse Effect. Nothing has occurred which has or may reasonably be expected to have since the date of this Agreement, a Material Adverse Effect;

(e) Expenses. The Investor has received payment for, or reimbursement of all fees and expenses of the Investor, and the invoiced fees and expenses of its counsel, as provided in Section 5.10 (Expenses), or confirmation from its counsel that those fees and expenses have been paid directly to such counsel;

(f) Environmental Matters. The Company:

(i)	has confirmed in writing to the Investor that it is in agreement with the S&EA;

(ii)	has agreed in writing with the Investor on the form of the S&E Performance Report;

(iii)	remains in compliance with the S&E Management System and the S&E Management System has not been amended, waived or otherwise restricted in scope or effect since February 25, 2010, except in accordance with the Action Plan; and

(iv)	the Company has complied with all matters set forth in the Action Plan required to be completed prior to the Investor Subscription, as set forth in the Action Plan;

(g) Company Certifications. The Investor has received certifications by the Company and the Sponsors, substantially in the form set forth in Schedule 1 (Form of Subscription Notice), with respect to the conditions specified in this Section 4.01 and expressed to be effective as of the date of the Investor Subscription;

(h) Opinions of Counsel. The Investor has received a legal opinion, in form and substance satisfactory to the Investor, from the Investor’s counsel covering such matters relating to the transactions contemplated by this Agreement, the other Transaction Documents and the Company’s Charter, as the Investor may reasonably request;

(i) Accounting Systems. The Company has certified to the Investor, in form and substance satisfactory to the Investor, that it has installed and has in operation an accounting and control system, management information system and books of account and other records, which together adequately give a true and fair view of the financial condition of the Company and the results of its operations in conformity with the Accounting Standards;

(j) Certificate of Incumbency and Authority. The Investor has received a Certificate of Incumbency and Authority from the Company;

(k) Insurance Requirements. The Investor has received copies of all insurance policies evidencing compliance with the requirements of Annex A (Minimum Insurance Requirements) and a certification from the Company’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(l) Transaction Documents. The Investor has received a counterpart of each of the Transaction Documents, duly executed and delivered by all other parties thereto, all of which are or will be, on delivery by the Investor of its counterpart, fully effective and unconditional, and each is in form and substance satisfactory to the Investor;

(m) Externalization Process. The Externalization Process has been completed in the form and substance satisfactory to the Investor, and pursuant to such Externalization Process, Equity Securities of APGL have been issued and allotted to each of: (a) Helion Venture Partners II, LLC; (b) Helion Venture Partners India II, LLC; (c) Investor; (d) DEG - Deutsche Investitions -und Entwicklungsgesellschaft mbH; (e) FC VI India Venture (Mauritius) Ltd.; and (f) Société DE Promotion ET DE Participation Pour LA Coopération Economique;

(n) Co-Investor Subscription. The Co-Investor has, along with the other parties thereto, duly signed and executed the Co-Investor Subscription Agreement for subscription to the Co-Investor Shares, and all the conditions to subscription of Co-Investor Shares by the Co-Investor under the Co-Investor Subscription Agreement have been fulfilled to the Co-Investor’s reasonable satisfaction or waived by the Co-Investor;

(o) Private Placement Offer Document. The Investor has received (i) the copy of the private placement offer letter (with respect to issue of the Subscription Shares) along with all relevant documents in accordance with the provision of the Companies Act, 2013 and rules made thereunder; and (ii) copy of complete record of private placement offer that is required to be maintained by the Company (with respect to issue of the Subscription Shares);

(p) Filings with Registrar of Companies. Investor has received the filings made by the Company with the jurisdictional Registrar of Companies in Form No. GNL-2 with respect to the private placement offer letter (with respect to issue of the Subscription Shares ) and the record of a private placement offer kept by the Company (with respect to issue of the Subscription Shares);

(q) Valuation Certificate. The Company shall obtain and provide to the Investor a valuation certificate from a firm of chartered accountants having a minimum experience of 10 years, approved by the Investor certifying that, on the date of the issue of the Subscription Shares, (i) the Subscription Price for the issue of the Subscription Shares, is in compliance with the Applicable Law; and (ii) the fair value of the shares of the Company, calculated as required by the applicable Law, that may be issued on the conversion of the Subscription Shares is less than the Subscription Price;

(r) Consent Letters. Receipt of consent letters, in form and substance acceptable to the Investor, from other Investors (as defined under the Shareholders Agreement) and the Sponsors confirming the terms of issue of the Subscription Shares to the Investor and accordingly approval to the issue of the Subscription Shares to the Investor and waiving any pre-emptive rights that the other Investors (as defined under the Shareholders Agreement) and Sponsors have under the Shareholders Agreement and the Charter; and

(s) Lender Consents. The Company shall have procured and provided copies to the Investor of the approvals from banks and financial institutions, if required pursuant to any financing arrangements entered into by the Company with any such banks or financial institutions in order to undertake the transactions contemplated under this Agreement.

Section 4A.01. Conditions Subsequent to Investor Subscription. (a) Amendment of the Shareholders Agreement: Within 60 (sixty) days from the Subscription Date, the Company and the Sponsors shall cause the Shareholders Agreement to be amended to incorporate the rights and privileges of IFC pursuant to subscription of the Subscription Shares carrying such terms as set forth in Schedule 4. The Company shall amend the Charter in accordance with the amendment to the Shareholders Agreement, and such amended Charter shall be filed by the Company in prescribed E-Form No. MGT. 14 of the Companies (Management and Administration) Rules, 2014.

(b) Issue of Share Certificate: Immediately on procuring stamping on the certificates, and in no event later than 30 (thirty) days from the Subscription Date, the Company and the Sponsors shall issue and deliver duly signed and stamped share certificates evidencing valid title of IFC over the Subscription Shares.

ARTICLE V

Miscellaneous

Section 5.01. Notices. (a) Any notice, request or other communication to be given or made under this Agreement shall be in writing. Any such communication shall be delivered by hand, airmail, established courier service or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has from time to time designated by written notice to the other parties hereto, shall be effective upon the earlier of (a) actual receipt and (b) deemed receipt under Section 5.01(b) below.

For the Company:

8, LSC, Pushp Vihar, Madangir,

New Delhi-110062

Facsimile: +91-11-49409807

Attention: Mr. Inderpreet Singh Wadhwa

For the Sponsors:

Inderpreet Singh Wadhwa

[Address]

Fascimile: [Fax Number]

Attention: Inderpreet Singh Wadhwa

Harkanwal Singh Wadhwa

[Address]

Facsimile: [Fax Number]

Attention: Harkanwal Singh Wadhwa

For the Investor:

IFC Corporate Relations

2121 Pennsylvania Avenue, NW

Washington DC 20433

Telephone: 202-473-3800

Fax: 202-974-4384

For attention of: Sujoy Bose, Director, Global Infrastructure Department

With a copy to:

International Finance Corporation

Infrastructure and Natural Resources Department

3rd Floor, Maruti Suzuki Building, 1 Nelson Mandela Marg

Vasant Kunj, New Delhi -110070

(b) Unless there is reasonable evidence that it was received at a different time, notice pursuant to this Section 5.01 is deemed given if: (i) delivered by hand, when left at the address referred to in Section 5.01(a); (ii) sent by airmail or established courier services within a country, three (3) Business Days after posting it; (iii) sent by airmail or established courier service between two countries, six (6) Business Days after posting it; and (iv) sent by facsimile, when confirmation of its transmission has been recorded by the sender’s facsimile machine.

Section 5.02. Saving of Rights. (a) The rights and remedies of the Investor in relation to any misrepresentation or breach of warranty on the part of any of the Relevant Parties shall not be prejudiced by any investigation by or on behalf of the Investor into the affairs of any of the Relevant Parties, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of the Investor which might prejudice such rights or remedies.

(b) No course of dealing and no failure or delay by the Investor in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

Section 5.03. English Language. All documents to be provided or communications to be given or made under this Agreement shall be in English and, where the original version of any such document or communication is not in English, shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. The Investor may, if it so requires, obtain an English translation of any document or communication received in any other language at the cost and expense of the Company. In either case the Investor may deem any such translation to be the governing version.

Section 5.04. Applicable Law and Arbitration.

(a) This Agreement is governed by, and construed in accordance with, the laws of India.

(b) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the Singapore International Arbitration Centre (the “SIAC”) in force at that time (the “SIAC Rules”), which SIAC Rules are deemed to be incorporated by reference into this Section 5.04.

(c) There shall be 1 (one) arbitrator, who shall be nominated by agreement of the parties within thirty (30) days of receipt of the request for arbitration by the respondent(s). If the sole arbitrator is not nominated within this time period, the SIAC shall make the appointment.

(d) The place of arbitration shall be Singapore.

(e) The language of arbitration shall be English.

(f) The Parties acknowledge and agree that no provision of this Agreement or of the SIAC Rules, nor the submission to arbitration by the Investor, in any way constitutes or implies a waiver, termination or modification by the Investor of any privilege, immunity or exemption of the Investor.

(g) If two or more arbitrations are commenced hereunder and/or the Related Agreements, and even if this Agreement and the Related Agreements are governed by different laws, any party to any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”). In deciding whether to make such a Consolidation Order, the arbitral tribunal shall consider whether the several arbitrations raise common issues of law or facts and whether to consolidate the several arbitrations would serve the interests of justice and efficiency. If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, the arbitrator has already been appointed in that other arbitration, their appointment terminates upon the making of such Consolidation Order and they are deemed to be functus officio without prejudice to the validity of any acts done or orders made by them prior to the termination. In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made first in time shall prevail.

(h) The provisions of this Section 5.04 shall survive the termination of this Agreement for any reason whatsoever.

Section 5.05. Immunity. To the extent any Relevant Party may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, such Relevant Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

Section 5.06. Announcements. (a) None of the Relevant Parties may represent the Investor’s views on any matter, or use the Investor’s name in any written material provided to third parties, without the Investor’s prior written consent.

(b) No Relevant Party shall:

(i)	disclose any information either in writing or orally to any Person which is not a party to this Agreement; or

(ii)	make or issue a public announcement, communication or circular,

about the Investor Subscription or the subject matter of, or the transactions referred to in, this Agreement or any other Transaction Document, including by way of press release, promotional and publicity materials, posting of information on websites, granting of interviews or other communications with the press, or otherwise, other than: (A) to such of its officers, employees and advisers as reasonably require such information in connection with the Investor Subscription or to comply with the terms of this Agreement or any other Transaction Document; (B) to the extent required by law or regulation (including the rules of any stock exchange on which the Company’s Shares are listed); (C) to the extent required for it to enforce its rights under this Agreement; and (D) with the prior written consent of the Investor. Before any information is disclosed or any public announcement, communication or circulation made or issued pursuant to this Section 5.06(b), such Relevant Party must consult with the Investor in advance about the timing, manner and content of the disclosure, announcement, communication or circulation (as the case may be).

(c) Each Relevant Party shall expressly inform any Person to whom it discloses any information under Section 5.06(b) of the restrictions set out in Section 5.06(b) with regards disclosure of such information and shall procure their compliance with the terms of this Section 5.06 as if they each were party to this Agreement as such Relevant Party and such Relevant Party shall be responsible for any breach by any such Person of the provisions of this Section 5.06.

Section 5.07. Successors and Assigns. This Agreement binds and benefits the respective successors and assignees of the Parties. However, neither the Sponsors nor the Company may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Investor.

Section 5.08. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the Parties hereto.

Section 5.09. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement.

Section 5.10. Expenses. (a) The Company and the Sponsors shall pay to the Investor or as the Investor may direct:

(i)	the fees and expenses of the Investor’s legal counsel incurred in connection with:

(A)	the preparation of the investment by the Investor provided for under this Agreement;

(B)	the preparation and/or review, execution and, where appropriate, translation, registration, amendment, supplement or modification of, or waiver under, the Transaction Documents and any other documents related to any of them;

(C)	the giving of any legal opinions required by the Investor under the Transaction Documents and any other documents related to any of them;

(ii)	the costs and expenses of the Investor in respect of its investment in the Company, including but not limited to any registration, filing or similar fees incurred by the Investor and the costs and expenses incurred by the Investor in relation to efforts to enforce or protect its rights under this Agreement, or the exercise of its rights or powers consequent upon or arising out of any breach of this Agreement, including legal and other professional consultants’ fees on a full indemnity basis.

(b) The provisions of Section 5.10(a) shall survive the completion of the Investor Subscription.

Section 5.11. Entire Agreement. This Agreement, together with the other Transaction Documents, supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications and the other Transaction Documents) contains the sole and entire agreement between the parties with respect to the subject matter of this Agreement.

Section 5.12. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law from time to time: (a) such provision will be fully severable from this Agreement; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties mentioned below, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first written above.

AZURE POWER INDIA PRIVATE LIMITED

By:	/s/ Inderpreet Singh Wadhwa

Name:	Inderpreet Singh Wadhwa

Title:	Director

MR. INDERPREET SINGH WADHWA

/s/ INDERPREET SINGH WADHWA

MR. HARKANWAL SINGH WADHWA

/s/ HARKANWAL SINGH WADHWA

IN WITNESS WHEREOF, the party mentioned below, acting through their duly authorized representatives, has caused this Agreement to be signed in their respective names, as of the date first written above.

INTERNATIONAL FINANCE CORPORATION

By:	/s/ SUMEET THAKUR

Name:	SUMEET THAKUR

Title:	MANAGER

ANNEX A

MINIMUM INSURANCE REQUIREMENTS

(See Section 3.01 (o) and 4.01(k) of this Agreement)

•	The Company shall, at all times, maintain a directors and officers liability insurance policy for Investor’s nominee director on the Board of the Company, providing adequate and customary coverage with a financially sound and reputable insurer or insurers.

•	Construction All Risks, based on full contract value and including:

•	Strike, riots and civil commotion

•	Debris removal

•	Extra Expenses

•	Extended Maintenance Period

•	Third Party Liability

•	Marine All Risks (including war) in respect of all transportation of critical items for the project

•	Fire and named perils (including earthquake) or Property All Risks, based on new replacement cost of assets

•	Machinery breakdown

•	All insurances required by local legislation

ANNEX B

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practice”, “Fraudulent Practice”, “Coercive Practice”, “Collusive Practice” and “Obstructive Practice” in the context of IFC operations.

1.	CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.	Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.	It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.	In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally- accepted industry standards shall not constitute corrupt practices unless the action violates Applicable Law.

D.	Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.	The World Bank Group[1] does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

[1]	The “World Bank” is the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries and the “World Bank Group” refers to the International Bank for Reconstruction and Development, the International Development Association, the International Finance Corporation, the Multilateral Investment Guarantee Agency, and the International Centre for Settlement of Investment Disputes.

2.	FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including a misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

INTERPRETATION

A.	An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B.	Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.	COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.	Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.	Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.	COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) an act intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

SCHEDULE 1

FORM OF SUBSCRIPTION NOTICE

[Letterhead of the Company/the Investor]

[Date]

International Finance Corporation

Attention: [●]

Ladies and Gentlemen:

Investment No.

Request for Investor Subscription No.      (Equity)

1. Please refer to the Subscription Agreement (the “Subscription Agreement, dated [●], between, inter alia, Azure Power India Private Limited (the “Company”), the Sponsors and International Finance Corporation (“Investor”). Terms defined in the Subscription Agreement, including terms defined by reference to any other Transaction Document (as defined in the Subscription Agreement), have their defined meanings wherever used in this request.

2. In accordance with the provisions of the Subscription Agreement and the enclosed resolution of the Company’s board of directors and shareholders, the Company requests the subscription of 56,521 (Fifty Six Thousand Five Hundred and Twenty One) Subscription Shares each at the Subscription Price. Therefore, the Company requests the Investor to pay up to INR 649,991,500 (Rupees Six Hundred and Forty Nine Million Nine Hundred and Ninety One Thousand and Five Hundred), which shall not exceed INR equivalent of USD 10,000,000 (Dollars Ten Million) calculated by applying the Dollar-INR conversion reference rate as published by the Reserve Bank of India on the date on which the wire transfer of the subsequent amount is initiated by the Investor, for credit to the Company’s account no. [●].

3. The Subscription Date for the Investor Subscription [contemplated by this Subscription Notice] shall be [●].

4. For the purpose of Section 4.01 (Conditions of Investor Subscription) of the Subscription Agreement, the Company certifies as follows:

(a)	the representations and warranties made in Article III of the Subscription Agreement, and in the Current Company Disclosure Schedule and in any schedule, exhibit or certificate, delivered by the Company pursuant to the Subscription Agreement are true, accurate and not misleading in all respects (other than as set out in the Current Company Disclosure Schedule) on and as of the date of this request with the same effect as if such representations and warranties had been made on and as of such date;

(b)	all of the agreements and covenants of the Company to be performed prior to the Investor Subscription pursuant to each Transaction Document have been duly performed in all material respects, and no breach (or any event which, with notice, lapse of time, the making of a determination or any combination, would become a breach) under any Transaction Document has occurred and is continuing;

(c)	the Company has obtained and provided to the Investor copies of, all Authorizations listed in Sections 1 and 2 of Section 3.01(d) (Status of Authorizations) of the Current Company Disclosure Schedule, and all such Authorizations are in full force and effect;

(d)	since the date of the Subscription Agreement nothing has occurred which has had or could reasonably be expected to have a Material Adverse Effect;

(e)	it is in agreement with the S&EA, has agreed in writing on the form of the S&E Performance Report and remains in compliance with the S&E Management System and the S&E Management System has not been amended, waived or otherwise restricted in scope or effect by the Company since February 25, 2015, except in accordance with the Action Plan; and

(f)	it has installed and has in operation an accounting and control system, management information system and books of account and other records, which together adequately give a true and fair view of the financial condition of the Company and the results of its operations in conformity with the Accounting Standards.

5. The above certifications are effective as of the date of this Subscription Notice and shall continue to be effective as of the Subscription Date set out in paragraph 3 (as if made by reference to such date). If any such certification is no longer valid as of or prior to that Subscription Date, the Company undertakes to promptly notify the Investor by facsimile.

Yours faithfully,

By
Authorized Representative

By
Authorized Representative

[Enclosure[s]]:	[Resolution of the Company’s [board of directors]/[shareholders]]; [Subscription Form]

Copy to:	INTERNATIONAL FINANCE CORPORATION Attention: [●]

SCHEDULE 2

ORIGINAL COMPANY DISCLOSURE SCHEDULE

DISCLOSURE SCHEDULE

The purpose of this Schedule is to disclose matters which may be relevant to the Representations and Warranties of the Company as contained in the Subscription Agreement. The Representations and Warranties of the Company are qualified by the facts and circumstances fully, fairly, specifically and accurately contained or disclosed in the Subscription Agreement, this Schedule or in any of the documents annexed to this Schedule.

The Company is not, nor shall it be deemed to be, in breach of any of the Representations and Warranties of the Company in respect of any such facts and circumstances.

If an inconsistency exists between the Agreement and this Schedule or any of the documents annexed to this Schedule, this Schedule prevails and is deemed to contain the relevant disclosure.

DISCLOSURES

The following specific disclosures are made in relation to the Representations and Warranties of the Company. Each matter disclosed is listed against the sub-section number of the Representation and Warranty to which the disclosure relates but a disclosure applies to all of the Representations and Warranties of the Company only to the extent it is reasonably apparent on its face.

Representation/Warranty No.	Disclosure

Section 3.01 (c) (No Conflict)	No disclosure

Section 3.01 (d) (Status of Authorizations)	Section 3.01 (d) (i) Section 1:

Resolution of the board of directors of the Company dated June 17, 2015; and

Resolution of the shareholders of the Company dated June 19, 2015 for signing and executing this Agreement and other applicable Transaction Documents.

Section 3.01 (d) (i): Section 2: No disclosure

Section 3.01 (d) (i): Section 3: No disclosure

[Section 3.01(e) (Charter)]	List of Directors

	-	Azure Power India Pvt. Ltd.

		a.	Inderpreet Wadhwa

		b.	H.S. Wadhwa

		c.	Bill Elmore

Representation/Warranty No.	Disclosure

		d.	Sanjeev Aggarwal

		e.	Robert D. Kelly

		f.	Diana Ferrell

	-	Details of directors of the Subsidiaries are set out in Annexure 2 (A)).

[Section 3.01(f) (Capital Structure of the Company)]	Authorized Share Capital

	-	4,33,33,333 equity shares of Rs. 10/- each

	-	8,66,66,667 Preference Shares of Rs. 10/- each

Paid up Capital

(Details of the Capital Structure attached separately as Annexure 1)

[Section 3.01(h) (Financial Condition)]	Section 3.01 (h) (i): No Disclosure

Section 3.01 (h) (ii): No Disclosure

Section 3.01 (h) (iii): Details are set out in Annexure 3

Section 3.01 (h) (iv): No Disclosure

Section 3.01 (i) (Financial Statements)	No disclosure

Section 3.01 (i) (Taxes)	No disclosure

[Section 3.01(k) (Litigation)]	1.

Civil Suit No. 22/2012 along with temporary injunction application no. 20/2012 filed by Sh. Mehram before Civil Judge (Jr. Div.) Jayal, District Nagaur on 9th July 2012 against Azure Power (Rajasthan) Pvt. Ltd.,

In the continuation of this a Writ Petition (S. B. Civil Writ Petition No. 9685/2012) filed by Azure Power Rajasthan Pvt. Ltd., at High Court, Jodhpur - a portion of land leased admeasuring Khasra Number 1175, Tehsil Jayal District Nagour, Rajasthan from the Government of Rajasthan for the projects of Azure Power Rajasthan Pvt. Ltd., in Rajasthan, is presently disputed as third parties have sought establishment of mining rights through the Mining Department of the State of Rajasthan. Azure Power Rajasthan

Representation/Warranty No.	Disclosure

Pvt. Ltd., has filed a petition with the High Court of Rajasthan seeking non-renewal of the mining rights. Presently, this matter is pending before the High Court of Rajasthan.

Prayer: Azure Power Rajasthan Private Limited has prayed before the honorable high court that the mining lease under dispute should not be renewed.

2.

Case pending before the Supreme Court of India - The Gujarat Urja Vikas Nigam Limited, had filed a petition with the Gujarat Electricity Regulatory Commission, seeking recalculation on the basis of actual cash flow required for development of solar projects and consequent revision of the tariff payable by it, in relation to certain solar power projects including 10 MW Gujarat project of Azure Power (Haryana) Pvt. Ltd. While the Gujarat Electricity Regulatory Commission and the appellate tribunal for electricity dismissed the claims made by Gujarat Urja Vikas Nigam Limited, an appeal filed by Gujarat Urja Vikas Nigam Limited is pending with the Supreme Court of India (GUVNL vs GERC & Others CA No. 10301/ 2014).

Prayer: All respondents have prayed for dismissal of the appeal.

3.

WP No. 13132/2012 pending before the High Court of Rajasthan at Jodhpur filed by Radhan Kishan & Deepa Ram against the State of Rajasthan and the Azure Power Rajasthan Private Limited involving a challenge of the allotment of 1059 Bighas land to the Company by the Government of Rajasthan in Katothi.

Prayer: Azure Power Rajasthan Private Limited has, in its prayers, requested for dismissal of the petition.

	4.	Ordinary Assessment proceedings pending before the Income Tax department against Azure Power (Rajasthan) Private Limited for the assessment year 2012-13.

	5.	Ordinary Assessment proceedings pending before the Income Tax department against Azure Power India Private Limited for the assessment year 2012-13.

Representation/Warranty No.	Disclosure

Section 3.01 (k) (ii): No Disclosure

Section 3.01 (k) (iii): No Disclosure

Section 3.01 (l) (Compliance with Law)	No Disclosure

Section 3.01 (m) (Environmental Matters)	No Disclosure

Section 3.01 (n) (Sanctionable Practices)	No Disclosure

[Section 3.01(o) (Insurance)]	Description of any Material Claims

	1.	Azure Urja Private Limited:- Claim of Rs. 5.6 Million is pending with National Insurance Company on account of solar module damage.

	2.	Azure Clean Energy Pvt. Ltd., Azure Sunshine Pvt. Ltd. and Azure Greentech Pvt. Ltd. :- Claim of Rs. 7 Million is pending with National Insurance Company on account of solar module damage

Section 3.01 (p) (Disclosure)	No disclosure

[Section 3.01(q) (Subsidiaries)]	Attached Separately list of Subsidiaries, their directors, ownership, domicile and head office as Annexure 2 (A) and (B)

Section 3.01 (r) (UN Security Council Resolutions)	No disclosure

Section 3.01 (s) (Criminal Offenses)	No disclosure

Section 3.01 (t) (Restrictions on Business Activities)	No disclosure

Representation/Warranty No.	Disclosure

Section 3.01(u) (Related Party Transactions)	No disclosure

Section 3.01(v) (Title to and Condition of Property)	No disclosure

Section 3.01(w) (Books and Records)	No disclosure

[Section 3.01(x) (Material Contracts)]	-	Operations & Maintenance Agreements hereinafter referred to as the “O & M Contract”) between the Company and its Subsidiaries (attached separately as Annexure 4 (A)).

	-	Agreement in respect of lease of office premises at corporate office of the Company between Sunbir Singh Wadhwa & Kulwinder Wadhwa (Lessors) and Azure Power India Pvt. Ltd. (Lessee) dated 15th October, 2013. Agreement in respect of lease of project land for Azure Power Punjab Pvt. Ltd.

	-	Agreement in respect of lease of project land for Azure Power Rajasthan Pvt. Ltd.

	-	Agreement in respect of lease of project land for Azure Solar Pvt. Ltd.

	-	Agreement in respect of lease of project land for Azure Urja Pvt. Ltd.

	-	Agreement in respect of lease of project land for Azure Clean Energy Pvt. Ltd.

	-	Agreement in respect of lease of project land for Azure Sunshine Pvt. Ltd.

	-	Agreement in respect of lease of project land for Azure Greentech Pvt. Ltd.

Section 3.01 (x) (ii): Details of disclosures set out in Annexure 3. The Company or any of its Subsidiaries has not defaulted with respect to any Company Agreements in relation to indebtedness.

Section 3.01 (x) (iii): No disclosure

Section 3.01 (x) (iv): No disclosure

Section 3.01 (x) (v): No disclosure

Representation/Warranty No.	Disclosure

Section 3.01(y) (Labor Matters)	No disclosure

Section 3.01(z) (Intellectual Property)	No disclosure

Section 3.01(aa) (Economic Sanctions)	No disclosure

Yours faithfully,

By
Authorized Representative

By
Authorized Representative

Acknowledged and accepted by:

International Finance Corporation

By:
Name:
Title:
Date:

ANNEXURE 1

SHARE CAPITAL TABLE

S. No	Shareholder	Pre-Closing			Post-Closing
		Total No. of Shares	Shareholding Percentage	Series H Number of Shares	Total Number of Shares	Shareholding Percentage
1	Inderpreet S Wadhwa*	97,497	14.63%		97,497	14.16%
2	Harkanwal S Wadhwa	5,000	0.75%		5,000	0.73%
3	Azure Power Inc	5,700	0.86%		5,700	0.83%
4	Helion Venture Partner India II	16,810	2.52%		16,810	2.44%
5	Helion Venture Partners II, LLC	186,316	27.96%		186,316	27.06%
6	FC VI India Ventures (Mauritius) Ltd	219,883	32.99%		219,883	31.93%
7	International Finance Corporation	98,028	14.71%	22214	120,242	17.46%
8	DEG	10	0.00%		10	0.00%
9	Proparco	10	0.00%		10	0.00%
10	Satnam Sanghera	1,633	0.25%		1,633	0.24%
11	ESOP	35,543	5.33%		35,543	5.16%

	Total	666 430		22214	688,644	100.00%

*	includes 3,127 Equity Shares that may be transferred to Preet MS Sandhu in the manner prescribed in the Shareholders Agreement.

Note: The above shareholding pattern does not include the outstanding CCDs and Series E CCPS issued by the Company and is subject to the terms of the Shareholders Agreement

ANNEXURE 2 (A)

LIST OF SUBSIDIARIES, THEIR DIRECTORS, OWNERSHIP, DOMICILE AND HEAD OFFICE [pursuant to Section 3.01(e) (Charter and

Number of Directors) & Section 3.01(q) (Subsidiaries)]

Sl.	Name of Subsidiary	Directors		Capitalisation	Shareholding/ Ownership		Registered Office/ Domicile	Head office
1.	Azure Power (Punjab) Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 1,265,240/- divided into 1,265,24 equity shares of Rs. 10 each.	1.	Mr. H.S. Wadhwa holds 1 Equity Share	C - 2324, Ranjit Avenue, Amritsar	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA – 110062
					2.	Azure Power India Private Limited Holds 126523 Equity Share of Rs 10 Each

2.	Azure Power (Haryana) Pvt. Ltd.	a. b. c. d.	Inderpreet Wadhwa H.S. Wadhwa Sanjeev Aggarwal Natarajan Ranganathan	Rs. 20,49,200 Lacs Divided into 204920 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 Equity Share	Villa No. 148, Tatvam Villas, Sohna Road, Gurgaon, Haryana - 122018	8, G.F., Local Shopping Compex, Pushp Vihar, Madangir, New Delhi – 62
					2.	Azure Power India Private Limited Holds 163935 Equity Share of Rs 10 Each
					3.	Suntech Power International Ltd. holds 40984 Equity Share of Rs 10 Each

3.	Azure Power (Rajasthan) Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 988,740 Divided into 988,74/ Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share	8, G.F., Local Shopping Compex, Pushp Vihar, Madangir, New Delhi - 62	8, G.F., Local Shopping Compex, Pushp Vihar, Madangir, New Delhi - 62
					2.	Azure Power India Private Limited holds 98873 Equity Share of Rs 10 Each

Sl.	Name of Subsidiary	Directors		Capitalisation	Shareholding/ Ownership		Registered Office/ Domicile	Head office
4.	Azure Solar Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 11,845,800 Divided Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each.	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 1093521 Equity Share of Rs 10 Each
					3.	Azure Power US Inc. holds 91058 Equity Share of Rs 10 Each

5.	Azure Sun Energy Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 7,56,240 Divided into 75,624 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 75623 Equity Share of Rs 10 Each.

6.	Azure Solar Solutions Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 2,25,760 divided into 22,576 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 22575 Equity Share of Rs 10 Each.

7.	Azure Urja Pvt. Ltd.	a.	Inderpreet Wadhwa	Rs. 1416380 Lacs Divided into 141638	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir,	8, Local Shopping Complex, Pushp Vihar, Madangir,

Sl.	Name of Subsidiary	Directors		Capitalisation	Shareholding/ Ownership		Registered Office/ Domicile	Head office
		b.	H.S. Wadhwa	Equity Shares Rs. 10 Each	2.	Azure Power India Private Limited holds 104532 Equity Share of Rs 10 Each	New Delhi, Delhi, INDIA - 110062	New Delhi, Delhi, INDIA - 110062
					3.	Azure Power US Inc. holds 37105 Equity Share of Rs 10 Each

8.	Azure Power (Karnataka) Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 6,41,650 Divided into 64,165 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	“PRASHANTH NILAYA”, H.No. 279, 4TH CROSS, ARAVIND NAGAR, HUBLI - 580024	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 37776 Equity Share of Rs 10 Each
					3.	Azure Urja Private Limited holds 26388 Equity Share of Rs 10 Each

9.	Azure Surya Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 666870 Divided into 66687 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 44898 Equity Share of Rs 10 Each
					3.	Azure Urja Private Limited holds 21788 Equity Share of Rs 10 Each

Sl.	Name of Subsidiary	Directors		Capitalisation	Shareholding/ Ownership		Registered Office/ Domicile	Head office
10.	Azure Sunshine Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 5,63,360 Divided 56336 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 56335 Equity Share of Rs 10 Each

11.	Azure Greentech Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs.5,64,030 Divided into 56,403 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 56402 Equity Share of Rs 10 Each

12.	Azure Clean Energy Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs.4,63,550 Divided into 46,355 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 46354 Equity Share of Rs 10 Each

13.	Azure Sunlight Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 109520 Divided into 10952 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	=8, Local Shopping Complex, Pushp Vihar, Madangir,
					2.	Azure Power India Private Limited holds 10951 Equity Share of Rs 10 Each		New Delhi, Delhi, INDIA - 110062

Sl.	Name of Subsidiary	Directors		Capitalisation	Shareholding/ Ownership		Registered Office/ Domicile	Head office
14.	Azure Sunrise Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 101810.00 Divided into 10181 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 10180 Equity Share of Rs 10 Each

15.	Azure Power (Raj.) Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 201310 Divided into 20131 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 20130 Equity Share of Rs 10 Each

16.	Azure Renewable Energy Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 1228940 Divided into 122894 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 122894 Equity Share of Rs 10 Each

Sl.	Name of Subsidiary	Directors		Capitalisation	Shareholding/ Ownership		Registered Office/ Domicile	Head office
17.	Azure Photovoltaic Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 201,760.00 Divided into 20176 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 122894 Equity Share of Rs 10 Each

18.	Azure Power Infrastructure Pvt. Ltd.	a. b.	Inderpreet Wadhwa H.S. Wadhwa	Rs. 872880 Lacs Divided into 87288 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 76073 Equity Share of Rs 10 Each
					3.	Azure Urja Private Limited Holds 11214 Equity Share of Rs 10 Each

19.	Azure Power Earth Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each

20.	Azure Power Eris Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each

Sl.	Name of Subsidiary	Directors		Capitalisation	Shareholding/ Ownership		Registered Office/ Domicile	Head office
21.	Azure Power Mars Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 881,250.00 Divided into 88,125 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 88124 Equity Share of Rs 10 Each

22.	Azure Power Mercury Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each

23.	Azure Power Makemake Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1,422,030.00 Divided into 1,42,203 Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 142202 Equity Share of Rs 10 Each

24.	Azure Power Pluto Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir,
					2.	Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each		New Delhi, Delhi, INDIA - 110062

Sl.	Name of Subsidiary	Directors		Capitalisation	Shareholding/ Ownership		Registered Office/ Domicile	Head office
25.	Azure Power Venus Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each

26.	Azure Power Saturn Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each

27.	Azure Power Uranus Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
					2.	Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each

28.	Azure Power Jupiter Pvt. Ltd.	a. b.	Surendra Kumar Gupta Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1. 2.	Mr. H.S. Wadhwa holds 1 equity share of Rs 10 Azure Power India Private Limited holds 9999 Equity Share of Rs 10 each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062

Sl.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
29.	Aster Power Inc.	Inderpreet Wadhwa	531,001 Shares of US$ 1 each.	Azure Power India Private Limited holds 531,001 Shares of US$ 1 each.	United States of America	1054 31st Street, NW, Suite 545, Washington, DC 20007.

30.	Azure Power US Inc.	Inderpreet Wadhwa	1,543,001 Shares of US$ 1 each.	Azure Power India Private Limited holds 1543,001 Shares of US$ 1 each.	United States of America	1054 31st Street, NW, Suite 545, Washington, DC 20007.

ANNEXURE 2 (B)

LIST OF SUBSIDIARIES AND THE RELATED DETAILS [pursuant to Section 3.01(q) (Subsidiaries)]

Sl.	Name of Subsidiary	Lien, if any	Other Remarks
31.	Azure Power (Punjab) Pvt. Ltd.	OPIC has lien on the project assets of Azure Power (Punjab) Pvt. Ltd. Shareholding of the Company in Azure Power (Punjab) Pvt. Ltd., has been pledged in favour of OPIC.

32.	Azure Power (Haryana) Pvt. Ltd.	OPIC has lien on the project assets of Azure Power (Haryana) Pvt. Ltd. Shareholding of the Company in Azure Power (Haryana) Pvt. Ltd., has been pledged in favour of OPIC.	20% of shareholding is held by M/s Suntech.

33.	Azure Power (Rajasthan) Pvt. Ltd.	US Exim Bank has lien on the project assets of Azure Power (Rajasthan) Pvt. Ltd. Shareholding of the Company in Azure Power (Rajasthan) Pvt. Ltd., has been pledged in favour of US Exim Bank/ their trustees.

34.	Azure Solar Pvt. Ltd.	US Exim Bank has lien on the project assets of Azure Solar Pvt. Ltd. Shareholding of the Company in Azure Solar Pvt. Ltd., has been pledged in favour of the US Exim Bank/ their trustees.

35.	Azure Sun Energy Pvt. Ltd.	IFC has lien on the project assets of Azure Sun Energy Pvt. Ltd. Shareholding of the Company in Azure Sun Energy Pvt. Ltd., has been pledged in favour of the trustee of IFC/ their trustees.

36.	Azure Solar Solutions Pvt. Ltd.

Central Bank of India Ltd., has lien on the project assets of Azure Solar Solutions Pvt. Ltd.

Shareholding of the Company in Azure Solar Solutions Pvt. Ltd., has been pledged in favour of Central Bank of India Ltd.

37.	Azure Urja Pvt. Ltd.	PTC Financial Services Ltd., has lien on the project assets of Azure Urja Pvt. Ltd. Shareholding of the Company in Azure Urja Pvt. Ltd. has been pledged in favour of PTC Financial Services Ltd.

Sl.	Name of Subsidiary	Lien, if any	Other Remarks
38.	Azure Power (Karnataka) Pvt. Ltd.	PTC Financial Services Ltd., has lien on the project assets of Azure (Karnataka) Pvt. Ltd. Shareholding of the Company in Azure (Karnataka) Pvt. Ltd., has been pledged in favour of PTC Financial Services Ltd.

39.	Azure Surya Pvt. Ltd.	PTC Financial Services Ltd., has lien on the project assets of Azure Surya Pvt. Ltd. Shareholding of the Company in Azure Surya Pvt. Ltd., has been pledged in favour of PTC Financial Services Ltd.

40.	Azure Sunshine Pvt. Ltd.	IREDA and Central Bank have lien on the project assets of Azure Sunshine Pvt. Ltd. Shareholding of the Company in Azure Sunshine Pvt. Ltd., has been pledged in favour of IREDA and Central Bank.

41.	Azure Greentech Pvt. Ltd.	IREDA and Central Bank have lien on the project assets of Azure Greentech Pvt. Ltd. Shareholding of the Company in Azure Greentech Pvt. Ltd., has been pledged in favour of IREDA and Central Bank.

42.	Azure Clean Energy Pvt. Ltd.	IREDA, IFC and IIFCL have lien on the project assets of Azure Clean Energy Pvt. Ltd. Shareholding of the Company in Azure Clean Energy Pvt. Ltd. has been pledged in favour of IREDA, IFC and IIFCL.

43.	Azure Sunlight Pvt. Ltd.	Not applicable

44.	Azure Sunrise Pvt. Ltd.	Not applicable

45.	Azure Power (Raj.) Pvt. Ltd.	Not applicable

46.	Azure Renewable Energy Pvt. Ltd.	Not applicable

47.	Azure Photovoltaic Pvt. Ltd.	Not applicable

48.	Azure Power Infrastructure Pvt. Ltd.	Not applicable

49.	Azure Power Earth Pvt. Ltd.	Not applicable

50.	Azure Power Eris Pvt. Ltd.	Not applicable

51.	Azure Power Mars Pvt. Ltd.	Not applicable

Sl.	Name of Subsidiary	Lien, if any	Other Remarks
52.	Azure Power Mercury Pvt. Ltd.	Not applicable

53.	Azure Power Makemake Pvt. Ltd.	Not applicable

54.	Azure Power Pluto Pvt. Ltd.	Not applicable

55.	Azure Power Venus Pvt. Ltd.	Not applicable

56.	Azure Power Saturn Pvt. Ltd.	Not applicable

57.	Azure Power Uranus Pvt. Ltd.	Not applicable

58.	Azure Power Jupiter Pvt. Ltd.	Not applicable

ANNEXURE 3 [Section 3.01(h) (Financial Conditions)]

DETAILS OF TERM LOAN AGREEMENTS AND OTHER FINANCING AGREEMENTS EXECUTED

BY THE COMPANY AND ITS SUBSIDIARIES

S. No	Project/ Location	Details of the entity	Lender	Description of the agreement	Date of Execution of Agreements	Loan Amount
1.	2 MW Punjab	Azure Power Punjab Pvt. Ltd	OPIC	Term Loan Agreement and the related financing documents	February 20, 2009	USD	6,230,000
				1st Amendment to the Term Loan Agreement	April 27, 2009
				2nd Amendment to the Term Loan Agreement	March 11, 2010
				3rd Amendment to the Term Loan Agreement	June 22, 2010
2.	10 MW Gujarat	Azure Power (Haryana) Pvt. Ltd.	OPIC	Term Loan Agreement and the related financing documents	January 27, 2011	USD	26,835,436
				1st Amendment to the Term Loan Agreement	February 16, 2011
				2nd Amendment to the Term Loan Agreement	June 2, 2011
				3rd Amendment to the Term Loan Agreement	November 3, 2011
				4th Amendment to the Term Loan Agreement	November 16, 2012
3.	5 MW Rajasthan	Azure Power (Rajasthan) Pvt. Ltd.	US EX-IM Bank	Term Loan Agreement and the related financing documents	August 25, 2011	USD	15,776,702
				1st Amendment to the Term Loan Agreement	Sep 15, 2011
				2nd Amendment to the Term Loan Agreement	November 22, 2011

S. No	Project/ Location	Details of the entity	Lender	Description of the agreement	Date of Execution of Agreements	Loan Amount
				3rd Amendment to the Term Loan Agreement	Feb 6, 2012
4.	35 MW Rajasthan	Azure Solar Pvt. Ltd.	US EX-IM Bank	Term Loan Agreement and the related financing documents	August 29, 2012	USD	63,708,791
5.	2.5 MW Rooftop Gujarat	Azure Sun Energy Pvt. Ltd.	IFC	Term Loan Agreement and the related financing documents	May 24, 2013	INR	158,400,000
				1st Amendment to the Term Loan Agreement	Sep 16, 2013
6.	34 MW Punjab	Azure Urja Pvt. Ltd.	PTC India Financial Services Ltd	Term Loan Agreement and the related financing documents	March 13, 2014	INR	1,88,00,00,000
7.	Rooftop projects	Azure Solar Solution Private Ltd.	Central Bank of India	Term Loan Agreement and the related financing documents	March 25, 2014	INR	31,45,00,000
8.	Working Capital	Azure Power India Pvt. Ltd.	Central Bank of India	Non-fund based facility Agreement and the related financing documents	May 31, 2014	INR	1,98,00,00,000
9.	BG Facility	Azure Power India Pvt. Ltd.	Yes Bank Ltd	Non-fund based facility Agreement and the related financing documents	March 2, 2015	INR	50,00,00,000
10.	BG Facility	Azure Power India Pvt. Ltd.	Indusind Bank	Non-fund based facility Agreement and the related financing documents	April 6, 2015	INR	75,00,00,000
11.	Chhattisgarh 30 MW	Azure Power India Pvt. Ltd.	Yes Bank Ltd	Term Loan Agreement and the related financing documents	May 8, 2015	INR	1,60,10,00,000
12.	10 MW Uttar Pradesh	Azure Surya Pvt. Ltd.	PTC India Financial Services Ltd	Term Loan and the related financing documents Agreement	September 19, 2014	INR	55,00,00,000

S. No	Project/ Location	Details of the entity	Lender	Description of the agreement	Date of Execution of Agreements	Loan Amount
13.	40 MW Rajasthan	Azure Clean Energy Pvt. Ltd.	IREDA, IIFCL	Common Loan Facility Agreement and the related financing documents	March 13, 2015	INR	2,05,00,00,000
			IFC	Loan Agreement and the related financing documents	October 31, 2014
			IFC	1st Amendment to the Term Loan Agreement	Feb 11, 2015
			IFC	2nd Amendment to the Term Loan Agreement	March 10, 2015
			SECI	VGF Agreement	March 28, 2014
14.	20 MW Rajasthan	Azure Sunshine Pvt. Ltd.	IREDA	Term Loan Agreement and the related financing documents	September 23, 2014	INR	1,17,40,00,000
			Central Bank of India	Term Loan Agreement and the related financing documents	October 30, 2014
			SECI	VGF Agreement	March 28, 2014
15.	40 MW Rajasthan	Azure Green Tech Pvt. Ltd.	IREDA	Term Loan Agreement and the related financing documents	September 23, 2014	INR	2,36,30,00,000
			Central Bank of India	Term Loan Agreement and the related financing documents	October 30, 2014
			SECI	VGF Agreement	March 28, 2014
16.	Karnataka 10 MW	Azure Power Karnataka Pvt Ltd	PTC India Financial Services Ltd	Term Loan Agreement and the related financing documents	November 3, 2014	INR	58,50,00,000

ANNEXURE 4 (A) [Section 3.01(u) (Material Contracts)]

DETAILS OF O & M AND EPC CONTRACTS BETWEEN

THE COMPANY AND ITS SUBSIDIARIES

Sl. No.	Descriptions	Amount (in INR) payable to the Company on an annual basis	Terms
1.	O &M Contract with Azure Power Haryana Private Limited dated 09-12-2011.	1,05,00,000	5% to be increased every year
2.	O&M Contract with Azure Power Punjab Private Limited dated 01-04-2013.	22,00,000	5.72% to be increased every year
3.	O&M Contract with Azure Power Rajasthan Private Limited dated 01-04-2013.	55,00,000	5.72% to be increased every year
4.	O&M Contract with Azure Solar Limited dated 01-04- 2013	3,84,00,000	5.72% to be increased every year
5.	O&M Contract with Azure Sun Energy Private Limited dated 01-06-2013	26,15,000	5.72% to be increased every year
6.	O&M Contract with Azure Urja Private Limited dated 01-06-2014	3,94,40,000	5.72% to be increased every year
7.	O&M Contract with Azure Power Karnataka Private Limited dated 01-09-2014	1,16,00,000	5.72% to be increased every year
8.	O&M Contract with Azure Surya Private Limited dated 01-06-2014	1,16,00,000	5.72% to be increased every year
9.	O&M Contract with Azure Clean Energy Private Limited dated 01-09-2014	2,00,00,000	5% to be increased in every year
10.	O&M Contract with Azure Green Tech Private Limited dated 01-09-2014	2,00,00,000	5% to be increased in every year
11.	O&M Contract with Azure Sunshine Private Limited dated 01-09-2014	1,00,00,000	5% to be increased in every year

Sl. No.	Descriptions	Amount (in INR) payable to the Company on an annual basis	Terms
12.	EPC Contracts with Azure Mars Private Limited dated 01-04-2015	35,90,00,000	Not Applicable

ANNEXURE 4 (B) [Section 3.01(u) (Material Contracts)]

DETAILS OF POWER PURCHASE AGREEMENT BY

THE COMPANY AND ITS SUBSIDIARIES

Sr. No.	Plant	Capacity (MW)	Offtaker	Tariff (Price in Rs. /Kw)	PPA Date
1.	Punjab	2	NTPC Vidyut Vyapar Nigam (NVVN)	17.91	15-Oct-10
2.	Gujarat	10	Gujarat Urja Vikas Nigam Limited (GUVNL)	15.00	30-Apr-10
3.	Rajasthan	5	NTPC Vidyut Vyapar Nigam (NVVN)	11.94	10-Jan-11
4.	Rajasthan	15	NTPC Vidyut Vyapar Nigam (NVVN)	8.21	25-Jan-12
5.	Rajasthan	20	NTPC Vidyut Vyapar Nigam (NVVN)	8.21	25-Jan-12
6.	Punjab -I	15	Punjab State Power Corporation Limited (PSPCL)	7.67	27-Dec-13
7.	Punjab -II	15	Punjab State Power Corporation Limited (PSPCL)	7.97	27-Dec-13
8.	Punjab - III	4	Punjab State Power Corporation Limited (PSPCL)	8.28	27-Dec-13
9.	Uttar Pradesh	10	Uttar Pradesh Power Corporation Limited (UPPCL)	8.99	27-Dec-13

Sr. No.	Plant	Capacity (MW)	Offtaker	Tariff (Price in Rs. /Kw)	PPA Date
10.	Karnataka I	10	Bangalore Electricity Supply Company ( BESCOM)	7.47	18-Jan-14
11.	Rajasthan	100	Solar Energy Corporation of India (SECI)	5.45 +VGF Funding	28-Mar-14
12.	Karnataka II	10	Bangalore Electricity Supply Company ( BESCOM)	6.66	27-Sep-14
13.	Chhattisgarh - I	10	Chhattisgarh State Power Distribution Company Limited	6.44	1-Aug-14
14.	Chhattisgarh - II	10	Chhattisgarh State Power Distribution Company Limited	6.45	15-Sep-14
15.	Chhattisgarh - III	10	Chhattisgarh State Power Distribution Company Limited	6.46	15-Sep-14
16.	Karnataka III P-I	50	Chamundeshwari Electricity Supply Corporation Limited (CESC)	6.89	2-Jan-15
17.	Karnataka III P-II	40	Hubli Electricity Supply Company Limited (HESCOM)	6.93	14-Jan-15
18.	Karnataka III P-III	40	Gulbarga Electricity Supply Corporation (GESCOM)	6.96	23-Jan-15

Sr. No.	Plant	Capacity (MW)	Offtaker	Tariff (Price in Rs. / Kw)	PPA Date
19.	Bihar	10	North Bihar Power Distribution Company Limited and South Bihar Power Distribution Company Limited.	8.39	17-Jan -15
20.	Andhra Pradesh	50	Southern Power Distribution Company of Andhra Pradesh Limited	5.89 with 3% escalation i.e. (6.93)	5-Dec-14
21.	Rajasthan	5	Solar Energy Corporation of India (SECI)	5.45	5-Feb-15

SCHEDULE 3

[FORM OF] UPDATED COMPANY DISCLOSURE SCHEDULE

[Letterhead of the Company]

[Date]

International Finance Corporation

Attention: [●]

Investment No.

Updated Company Disclosure Schedule

Ladies and Gentlemen:

We refer to a subscription agreement, dated [●], between Azure Power India Private Limited (the “Company”), the Sponsors and International Finance Corporation (“Investor”) (the “Subscription Agreement”) relating to the subscription by the Investor for certain securities in the Company (the “Subscription”). Words and expressions defined in the Agreement have the same meaning when used in this Schedule, unless otherwise defined in this Schedule.

In connection with an upcoming the Investor Subscription, we are delivering this Updated Company Disclosure Schedule to you to update the [Original Company Disclosure Schedule][Current Company Disclosure Schedule(s)] previously delivered to the Investor, in order to modify or supplement, as of the date hereof, matters which have been disclosed therein.

The representations and warranties made in connection with the Subscription Agreement and the matters which have been previously disclosed in the [Original Company Disclosure Schedule][Current Company Disclosure Schedule(s)] are qualified by the facts and circumstances fully, fairly, specifically and accurately contained or disclosed in this Updated Company Disclosure Schedule as of the date hereof.

If the substance of this Updated Disclosure Schedule is acceptable to the Investor, please sign below to evidence your acknowledgement and acceptance, for purposes of [Section 4.01 (a)(ii)] of the Subscription Agreement.

DISCLOSURES

The following specific disclosures are made in relation to the representations and warranties contained in the Subscription Agreement. Each matter disclosed is listed against the sub-section number of the representation and warranty to which the disclosure relates but a disclosure applies to all of the representations and warranties only to the extent it is reasonably apparent on its face.

Representation/Warranty No.	Disclosure

[Section 3.01(d) (Status of Authorizations)]	Section 1: [Authorizations already obtained]

Section 2: [Authorizations to be obtained prior to Investor Subscription]

Section 3:[Other Authorizations]

[Section 3.01(e) (Charter)]	[List of Directors and Officers]

[Other Disclosures]

[Section 3.01(f) (Capital Structure of the Company)]	[ ]

[Section 3.01(g) (No Immunity)]	[ ]

[Section 3.01(h) (Financial Condition)]	[ ]

[Section 3.01(i) (Financial Statements)]	[ ]

[Section 3.01(j) (Taxes)]	[ ]

[Section 3.01(k) (Litigation), etc.]	[ ]

[Section 3.01(l) (Compliance with Law)]	[ ]

[Section 3.01(m) (Environmental Matters)]	[ ]

[Section 3.01(n) (Sanctionable Practices)]	[ ]

[Section 3.01(o) (Insurance)]	[List of Policies]

[List of Deductibles]

[List of Retention Amounts]

[Description of any Material Claims]

[Section 3.01(p) (Disclosure)]	[ ]

[Section 3.01(q) (Subsidiaries)]	[ ]

[Section 3.01(r) (UN Security Council Resolutions)]	[ ]

[Section 3.01(s) (Criminal Offenses)]	[ ]

[Section 3.01(t) (Restrictions on Business Activities)]	[ ]

Representation/Warranty No.	Disclosure

[Section 3.01(u) (Related Party Transactions)]	[ ]

[Section 3.01(v) (Title to and Condition of Property)]	[ ]

[Section 3.01(w) (Books and Records)]	[ ]

[Section 3.01(x) (Material Contracts)]	[ ]

[Section 3.01(y) (Labor Matters]	[List of collective bargaining agreements and other labor union contracts]

[Other disclosures]

[Section 3.01(z) (Intellectual Property)]	[ ]

Yours faithfully,

By
Authorized Representative

By
Authorized Representative

Acknowledged and accepted by:

INTERNATIONAL FINANCE CORPORATION

By:
Name:
Title:
Date:

SCHEDULE 4

TERMS AND CONDITIONS OF SERIES H CCPS

All capitalized terms used herein but not defined shall have the meaning given to them under the Shareholders’ Agreement. Reference to a paragraph under this Schedule shall be a reference to the paragraph of this Schedule.

1.	Face Value

The Series H CCPS shall have a face value of INR 10 (Rupees Ten).

2.	Dividend

Each of the holders of Series H CCPS shall be entitled to receive a dividend of 8% (eight per cent) per annum on a cumulative basis calculated on the sum of the face value and premium paid on each such Series H CCPS. Subject to the Applicable Law, each holder of Series H CCPS shall be individually entitled, in addition and cumulative to the above, to participate in the distribution of the profits of the Company if made to the other shareholders (including the holders of Equity Shares and compulsorily convertible preference shares, but excluding Proparco CCPS) of the Company assuming that all Series H CCPS have been converted to Equity Shares at the Normal Conversion Factor set out below.

Pursuant to the above, it is clarified that the Company shall not declare, pay or set aside any dividends on Shares of any other class or kind of share capital (other than Proparco CCPS) unless the holders of the Series H CCPS first receive a dividend on each Series H CCPS equal to the sum of: (i) 8% (eight per cent) per annum on a cumulative basis calculated on the sum of the face value and premium paid; and (ii) the corresponding dividend that the holders of Series H CCPS would receive if the profits of the Company are distributed to the other Shareholders of the Company.

The dividend pay-out as set out under this paragraph 2 shall be payable in cash or in kind.

3.	Term

Unless converted in accordance with the terms of this Schedule, the Charter of the Company and the Applicable Laws, the term of the Series H CCPS shall be a maximum of 20 (twenty) years from the date of their issuance.

4.	Voting

4.1	The holders of Series H CCPS shall be entitled to attend all meetings of Shareholders of the Company. Series H CCPS shall be entitled to vote on all matters which affect their rights directly or indirectly. The voting rights of each Series H CCPS on every resolution placed before the Company shall, to the extent permissible under applicable Law, be in proportion to the share capital that the Equity Shares that the Series H CCPS represent, assuming that the Series H CCPS have been converted into Equity Shares of the Company on the basis of the Normal Conversion Factor set out below.

4.2	From the date of conversion of the Series H CCPS into Equity Shares, the voting percentage of their holders in the Company shall be in proportion to their shareholding in the Company.

5.	Conversion

5.1	The Series H CCPS shall be convertible into Equity Shares of the Company at any time at the option of the holders of the Series H CCPS in accordance with paragraph 5.2. Any Series H CCPS that have not been converted into the Equity Shares of the Company shall compulsorily convert into the Equity Shares of the Company in accordance with paragraph 5.3 below, upon the earlier of:

(i)	immediately prior to the listing of the Equity Shares pursuant to the QIPO or IPO, as approved by the Shareholders of the Company; and

(ii)	the date which is 20 (twenty) years from the date of the issuance of Series H CCPS (the “Maturity Date”),

in each case in accordance with the terms of the Agreement. It is clarified that the Series H CCPS shall convert on the listing of the Equity Shares pursuant to the QIPO or IPO as approved by the Shareholders, if all existing Equity Securities (including the CCDs, Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS and Proparco CCPS) convert on or before the date of conversion of the Series H CCPS.

5.2	Optional Conversion

(i)	The holders of the Series H CCPS shall severally have the right, at any time and from time to time at their sole option, after their issuance, to require the Company, by written notice (the “Conversion Notice”), to convert their respective Series H CCPS into Equity Shares of the Company. A copy of the Conversion Notice shall also be sent to the Sponsors, Proparco, Helion, FC, DEG and IFC, who are the other Shareholders of the Company.

(ii)	In case the conversion occurs prior to the expiry of the Maturity Date, then the conversion shall be completed within a period of 21 (twenty one) days from the date of the Conversion Notice.

(iii)	“Normal Conversion Factor”: The Series H CCPS will be convertible into the Equity Shares of the Company at a conversion ratio of 1:1 (i.e. 1 (one) Series H CCPS will convert into 1 (one) Equity Share), without being required to pay any amount for such conversion, and shall be adjusted for:

(a)	dividends declared and not paid in accordance with paragraph 2 above;

(b)	share splits, recapitalization or similar events;

(c)	the anti-dilution provision as set out in paragraph 9 below;

(d)	with respect to the CCDs and/or Proparco CCPS that are converted into Equity Shares on or before the conversion of Series H CCPS, the holders of Series H CCPS shall be entitled to an anti-dilution protection such that the conversion ratio of the Series H CCPS is adjusted upwards to ensure that percentage holding of the holders of Series H CCPS after conversion of such CCDs and/or Proparco CCPS shall be same as the percentage holding of the holders of Series H CCPS before the conversion of such CCDs and/or Proparco CCPS determined on a Fully Diluted Basis.

The Normal Conversion Factor is specified based on the assumption that all the existing Equity Securities (including the CCDs, Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS and the Proparco CCPS) have converted on or before the date of conversion of the Series H CCPS.

(iv)	The Conversion Notice shall be dated and shall set forth:

(a)	The number of Series H CCPS in respect of which the holders of the Series H CCPS are exercising their right to conversion in accordance with this paragraph 5.2; and

(b)	The number of Equity Shares of the Company that the Series H CCPS shall convert into.

(v)	Upon receipt of the Conversion Notice, the Company shall and the Sponsors shall ensure that the Company shall effect the relevant board and shareholders’ meeting and undertake all such acts and deeds as may be necessary to give effect to the provision of this paragraph 5.

(vi)	Upon receipt of the Conversion Notice, the Company shall effect the following:

(a)	Convening of a meeting of the board of directors, in which meeting the Company shall approve the following:

(A)	the conversion of the relevant Series H CCPS;

(B)	the cancellation of the share certificates representing such number of the Series H CCPS; and

(C)	the issuance and allotment of such number of Equity Shares of the Company that the Series H CCPS shall convert into,

in each case, as are mentioned in the Conversion Notice;

(b)	Issuance of duly stamped share certificates to the holders of the Series H CCPS to evidence such holders of the Series H CCPS as the owners of the shares issued upon conversion of their respective Series H CCPS as are mentioned in the Conversion Notice;

(c)	Updating its register of members to reflect the holders of the Series H CCPS as the owners of the shares issued pursuant to the conversion of the relevant Series H CCPS as mentioned in the Conversion Notice;

(d)	Filing with the jurisdictional Registrar of Companies of prescribed forms in respect of allotment of the shares to the holders of the Series H CCPS pursuant to such holders of the Series H CCPS exercising their rights in accordance with paragraph 5 and shall provide the holders of the Series H CCPS with certified true copies of prescribed forms duly filed with the jurisdictional Registrar of Companies along with the receipt in respect of such forms; and

(e)	The Company and the Sponsors shall do all such acts and deeds as may be necessary to give effect to the provisions of this paragraph 5.

5.3	Automatic Conversion

(i)	The Company shall forthwith convert all the Series H CCPS into Equity Shares, based on the applicable conversion rate as determined in accordance with this paragraph 5.3, if at any time after their issuance, the Company undertakes an IPO/QIPO, provided that the shareholders of the Company have consented to such IPO/QIPO in accordance with the Shareholders Agreement. The Series H CCPS shall convert into Equity Shares of the Company immediately prior to the listing of Equity Shares pursuant to the IPO/QIPO, provided that all the existing Equity Securities (including the CCDs, Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS and Proparco Securities) are converted on or before the date of conversion of the Series H CCPS

For the purpose of this Schedule, QIPO means an initial public offering of the Company, which satisfies the following conditions: (i) the initial public offering results in the listing of the Equity Shares on the stock exchange acceptable to the Investor; (ii) the gross proceeds from the issuance of new Equity Shares in such initial public offering is not less than USD 100,000,000 (United States Dollars One Hundred Million); and (iii) the offering price of the Equity Share is based on the pre-money valuation of the Company of at least USD 450,000,000 (United States Dollars Four Hundred and Fifty Million).

(ii)	In the event an IPO/QIPO occurs subsequent to the expiry of the first anniversary of the Subscription Date and prior to the second anniversary of the Subscription Date, the applicable conversion rate for the conversion of the Series H CCPS shall be such that provides the holders of Series H CCPS such number of Equity Shares that is the greater of: (a) the number of Equity Shares which provide holders of Series H CCPS a return of 25% per annum on a cumulative basis on the Subscription Price from the Subscription Date till the actual date of conversion of Series H CCPS; the calculation of return shall include any dividend paid before the date of conversion to the holders of Series H CCPS; the valuation of Equity Shares in order to calculate a return of 25% per annum on a cumulative basis shall be based on the price at which Equity Shares are allotted to investors in the IPO/QIPO; or (b) the number of Equity Shares received based on the Normal Conversion Rate.

(iii)	In the event an IPO/QIPO occurs subsequent to the expiry of the second anniversary of the Subscription Date, the applicable conversion rate for the conversion of the Series H CCPS shall be such that provides the holders of Series H CCPS such number of Equity Shares that is the greater of: (a) the number of Equity Shares which provide holders of the Series H CCPS a return of 25% per annum on a cumulative basis on the Subscription Price for the period starting from the Subscription Date till the second anniversary of the Subscription Date and a return of 18% per annum on a cumulative basis on the Subscription Price after the second anniversary of the Subscription Date till the date of conversion. The calculation of return shall include any dividend paid before the date of conversion, and the valuation of Equity Shares to calculate the return to the holders of Series H CCPS shall be based on the price at which Equity Shares are allotted to investors in the IPO/QIPO; or (b) the number of Equity Shares received based on the Normal Conversion Rate.

6.	If an IPO/QIPO occurs before the first anniversary of the Subscription Date, the applicable conversion rate for the conversion of the Series H CCPS shall be the Normal Conversion Rate.

6A.	In the event that:

(a)	the Company initiates the procedure for IPO/QIPO which has necessitated the conversion of the Series H CCPS into the Equity Shares of the Company; and

(b)	within the Listing Date, the IPO/QIPO does not complete such that the entire issued, paid up and subscribed share capital is not admitted to trading on a Relevant Market by the expiry of the Listing Date, then the Company and the Sponsors shall comply with the relevant provisions of the Shareholders’ Agreement and shall undertake all necessary actions to ensure that the holders of the Series H CCPS are placed in the same position, and possess the same rights as set forth in this Schedule, as they had the benefit of, immediately prior to the occurrence of the event set forth in (a) above.

7.	Liquidation Preference

7.1	Liquidation Event A in the Company

(a)	Subject to paragraph 7.2 below, on occurrence of a Liquidation Event A in the Company, the holders of the IFC CCDs, IFC II CCDs, IFC III CCDs, DEG CCDs and Proparco CCPS will be entitled to receive in preference to the holders of any other Equity Securities, proceeds representing an amount equal to the IFC CCD Liquidation Price, IFC II CCD Liquidation Price, IFC III CCD Liquidation Price, DEG CCD Liquidation Price and Proparco CCPS Liquidation Price, respectively, pro rata the amounts due to them in this paragraph 7.1(a).

(b)	Subject to paragraph 7.1 (a) above and paragraph 7.2 below, on occurrence of a Liquidation Event A in the Company, the holders of Series H CCPS will be entitled receive in preference to the holders of the Series F CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series A CCPS and other Equity Securities issued by the Company (other than the IFC CCDs, IFC II CCDs, IFC III CCDs, DEG CCDs and Proparco CCPS), for each of the Series H CCPS held by them, an amount equal to:

the amount equal to the total Subscription Price paid by the holders of the Series H CCPS plus an amount that provides a return of 8% (eight percent) IRR on the issue price paid by the holders of Series H CCPS to the Company for subscription of the Series H CCPS (“Series H Liquidation Price”), pro rata the amounts due to them under this paragraph 7.1 (b).

(c)	Subject to paragraph 7.1 (a), paragraph 7.1 (b) above and paragraph 7.2 below, on occurrence of a Liquidation Event A in the Company, the holders of the Series F CCPS will be entitled to receive in preference to the holders of the Series B CCPS, Series C CCPS, Series D CCPS, Series A CCPS and other Equity Securities issued by the Company (other than the IFC CCDs, IFC II CCDs, IFC III CCDs, DEG CCDs, Proparco CCPS and Series H CCPS), for each of the Series F CCPS held by them, an amount equal to:

1.5 x (one decimal five times) the price paid by the holders of Series F CCPS to the Company for subscription of the Series F CCPS plus any accrued but unpaid dividends (the “Series F Liquidation Price”), pro rata the amounts due to them in this paragraph 7.1(c).

Notwithstanding anything to the contrary contained herein, the rights of the holders of the Series F CCPS shall be subordinate to the rights of the holders of the CCDs, Proparco CCPS and Series H CCPS in relation to the Liquidation Preferences of the Company.

(d)	Subject to paragraph 7.1 (a), paragraph 7.1 (b), paragraph 7.1 (c) above and paragraph 7.2 below, on occurrence of a Liquidation Event A in the Company, the holders of the Series B CCPS, Series C CCPS and Series D CCPS will be entitled to receive in preference to the holders of Series A CCPS and other Equity Securities issued by the Company (other than the IFC CCDs, IFC II CCDs, IFC III CCDs, DEG CCDs, Proparco CCPS, Series H CCPS and Series F CCPS), for each of the Series B CCPS, Series C CCPS and Series D CCPS held by them, an amount equal to:

2 x (two times) the price paid by each of IFC, Helion and FC to the Company for subscription of the respective Series B CCPS, Series C CCPS and Series D CCPS plus any accrued but unpaid dividends (the “Series B Liquidation Price”, “Series C Liquidation Price” and “Series D Liquidation Price”, as the case may be; and collectively, the “CCPS Liquidation Price”), pro rata the amounts due to them in this paragraph 7.1 (d).

Notwithstanding anything to the contrary contained herein, the rights of the holders of the Series B CCPS, Series C CCPS and Series D CCPS shall be subordinate to the rights of the holders of the CCDs, Proparco CCPS, Series H CCPS and Series F CCPS in relation to the Liquidation Preferences of the Company.

(e)	After the payment to the holders of the CCDs and Proparco CCPS in accordance with paragraph 7.1 (a) above, the holders of Series H CCPS in accordance with Clause paragraph 7.1 (b) above, the holders of the Series F CCPS in accordance with paragraph 7.1(c) above and the holders of the Series B CCPS, Series C CCPS and Series D CCPS in accordance with paragraph 7.1 (d) above, on occurrence of a Liquidation Event A in the Company and subject to paragraph 7.1.2 below, the holders of the Series A CCPS will be entitled to receive in preference to the holders of Equity Securities (other than the holders of the CCDs, Proparco CCPS, Series H CCPS, Series F CCPS, Series B CCPS, Series C CCPS and Series D CCPS) an amount equal to, for each Series A CCPS held by Helion and FC, 2 x (two times) the price paid by Helion and FC to the Company for subscription of the Series A CCPS plus any accrued but unpaid dividends (“Series A Liquidation Price”), pro rata the amounts due to them in this paragraph 7.1 (e).

7.2	Other conditions

(a)	Liquidation Preferences in paragraph 7.1 above will be subject to applicable Law, including, if applicable, the rights of workmen and secured creditors under applicable Law.

(b)	To the extent that proceeds available for distribution on a Liquidation Event A in the Company are inadequate to pay the Applicable Liquidation Price in full in accordance with paragraph 7.1 above, the total amount received and/or realised on such a Liquidation Event A, shall be used in same priority, first: to pay the Senior Liquidation Price to the holders of CCDs and Proparco CCPS (pro rata the amounts due to them in paragraph 7.1 (a)), then second: to pay the Series H Liquidation Price to the holders of Series H CCPS (pro rata the amounts due to them in paragraph 7.1 (b)), then third: to pay the Series F Liquidation Price to the holders of the Series F CCPS (pro rata the amounts due to them in paragraph 7.1 (c)), then fourth: to pay the CCPS Liquidation Price to the holders of the Series B CCPS, Series C CCPS and Series D CCPS, respectively, (pro rata the amounts due to them in paragraph 7.1 (d)), and fifth: to pay the Series A Liquidation Price to the holders of Series A CCPS (pro rata the amounts due to them in paragraph 7.1 (e)). For the avoidance of doubt, it is hereby clarified that Equity Shares of the Company held by the Investors pursuant to the conversion of the Share Equivalents held by them shall be treated at par with the remaining Equity Shares of the Company for the purposes of this paragraph 7.2 (b) and such Equity Shares shall not be entitled to Liquidation Preference in paragraph 7.1; save and except where the Share Equivalents are converted into Equity Shares of the Company on or immediately prior to and only in connection with the Investors exercising their right upon the occurrence of a Liquidation Event A, in which case, notwithstanding anything to the contrary contained herein, the Equity Shares issued to the holder of the Share Equivalents will be entitled to priority in terms of payment in the like manner as the respective Share Equivalents which were converted into such Equity Shares, as set out in paragraph 7.1 and this paragraph 7.2(b).

It is clarified that the Proparco CCPS shall have priority and preference over the Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS, Series H CCPS and Equity Shares issued by the Company, and the proceeds shall not be distributed to Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS, Series H CCPS and Equity Shares unless Proparco CCPS has received its applicable Senior Liquidation Price.

(c)	Subject to paragraph 7.2 (d) and (e) below:

(i)	to the extent there are additional proceeds available for distribution after payment of the Applicable Liquidation Price to the holders of CCDs, Proparco CCPS, and then Series H CCPS and then Series F CCPS and then the Series B CCPS, Series C CCPS and Series D CCPS and then Series A CCPS, the holders of Equity Shares will share pro rata in the distribution of such remaining proceeds; and

(ii)	upon payment of the Applicable Liquidation Price as stated in paragraph 7.1 above, the holders of CCDs, Proparco CCPS, Series H CCPS, Series B CCPS, Series C CCPS, Series D CCPS and Series A CCPS shall not be entitled to participate or claim a share in such additional proceeds available for distribution.

(d)

In case, (i) at least one of the Series A CCPS, Series B CCPS, Series C CCPS or Series D CCPS are converted into Equity Shares of the Company (other than for receiving respective Applicable Liquidation Price in the manner provided in paragraph 7.1 (d)

and paragraph 7.1 (e) above, as applicable); and (ii) there are additional proceeds available for distribution after payment of the Applicable Liquidation Price to the holders of CCDs, Proparco CCPS, thereafter the Series H CCPS, thereafter the Series F CCPS, thereafter Series B CCPS, Series C CCPS and Series D CCPS and thereafter, Series A CCPS, then the holders of Series F CCPS and the holders of Equity Shares will share pro rata in the distribution of remaining proceeds. Notwithstanding the above, the holders of Series F CCPS shall not be entitled to more than half the price paid by each of their original holders to the Company for subscription of the Series F CCPS (“Series F Participation”) under this paragraph 7.2(d). For the purpose of clarification in relation to this paragraph, upon payment of the Applicable Liquidation Price as stated in Clause paragraph 7.1, the holders of CCDs, Proparco CCPS, Series H CCPS, Series B CCPS, Series C CCPS, Series D CCPS and Series A CCPS shall not be entitled to participate or claim a share in such additional proceeds available for distribution. It is further clarified that in relation to this paragraph, the holders of Series F CCPS shall, in no event, be entitled to receive an amount in excess of the Series F Liquidation Price as stated in paragraph 7.1 plus the Series F Participation.

(e)	Upon occurrence of a Liquidation Event A in the Company:

(i)	if all or some of the Series B CCPS or Series D CCPS are converted into Equity Shares of the Company (other than for receiving their respective Applicable Liquidation Price in the manner provided in paragraph 7.1 (d) above) on or immediately prior to the occurrence of a Liquidation Event A, they shall have a right to participate pro rata to their shareholding on an As If Converted Basis in the proceeds available pursuant to the occurrence of Liquidation Event A; and

(ii)	if the holders of Series F CCPS have not converted their respective Series F CCPS into Equity Shares (or have converted their respective Series F CCPS into Equity Shares for receiving their respective Applicable Liquidation Price in the manner provided in paragraph 7.1 (c) above) and have exercised their right to the Series F Participation, pursuant to exercise of which, amounts to be received by IFC (with respect to Series B CCPS and Series D CCPS held by it that have been converted into Equity Shares, other than for receiving their respective Applicable Liquidation Price in the manner provided in paragraph 7.1(d) above) from the proceeds of the Liquidation Event A is less than the amounts IFC would have otherwise received (with respect to Series B CCPS and Series D CCPS held by it that have been converted into Equity Shares other than for receiving their respective Applicable Liquidation Price in the manner provided in paragraph 7.1 (d) above) if the holders of Series F CCPS had not exercised the right of Series F Participation (the difference of such amount hereinafter referred to as the “Liquidation Differential Amount”), then, the Sponsors shall through a suitable mechanism (as agreed upon with IFC) ensure that IFC receives the Liquidation Differential Amount simultaneously with the amounts received by the holders of Series F CCPS pursuant to the Series F Participation. It is clarified that:

(i)	the failure of the Sponsors to ensure that the Liquidation Differential Amount is received by IFC (simultaneously with the amounts received by the holders of Series F CCPS pursuant to Series F Participation) shall not affect the right of the holders of Series F CCPS to receive amounts pursuant to the Series F Participation; and

(ii)	unless the Sponsors ensure that the Liquidation Differential Amount is received by IFC simultaneously with the amounts received by the holders of Series F CCPS pursuant to the Series F Participation, the Sponsors shall not receive any amounts from the proceeds upon occurrence of Liquidation Event A.

The Sponsors and the Company agree and undertake that they shall honour the Liquidation Preference of first, the holders of CCDs and Proparco CCPS, then second, the holders of the Series H CCPS, then third, the holders of the Series F CCPS, then fourth, the holders of the Series B CCPS, Series C CCPS and Series D CCPS and finally, the holders of Series A CCPS in distributing the proceeds of a Liquidation Event A in any manner legally permissible, including without limitation, re-distribution of proceeds that may be received by the Sponsors on a Liquidation Event A, to the Investors.

7.3	Liquidation Event B in the Company

The Parties agree that no Liquidation Event B can be completed by the Company unless such transaction has been approved in accordance with Clause 11.8 of the Shareholders Agreement. If on the occurrence of a Liquidation Event B in relation to the Company, every Investor issues a notice to the Company and the Sponsors, within 30 (thirty) days of any of them coming to be aware of such Liquidation Event B in respect of the Company, asking for the liquidation for the Company and its Subsidiaries, the Parties agree that the Company and its Subsidiaries shall be wound up and the proceeds so realised shall be distributed in order of the preference set out in paragraph 7.1 above and will be subject to the terms of paragraph 7.2. The Parties agree to take all such steps as may be required to ensure compliance of the terms of this paragraph 7.

7.4	Liquidation Event A or Liquidation Event B of a Subsidiary

The Parties agree that no Liquidation Event B can be completed by a Subsidiary unless such transaction has been approved in accordance with Clause 11.8 of the Shareholders Agreement.

Subject to applicable Law, including if applicable, the right of workmen and secured creditors under applicable Law and paragraph 7.5, on the occurrence of a Liquidation Event A or a Liquidation Event B in respect of a Subsidiary of the Company, the Parties agree that all proceeds received / available for distribution in respect of such Subsidiary (in case of Azure Power Punjab Private Limited, after payment of proceeds by Azure Power Punjab Private Limited to OPIC in repayment of any loan that may have been taken from OPIC by Azure Power Punjab Private Limited) shall be immediately paid to the Company, along with the other shareholders of such Subsidiary, and the amounts paid to the Company shall not be less than its pro rata share based on its shareholding percentage in such Subsidiary.

7.5	Liquidation Event A or Liquidation Event B of a Key Subsidiary or Key Subsidiaries

In the event of a Liquidation Event A of a Key Subsidiary or Key Subsidiaries, the Parties agree that the Company and all the Subsidiaries of the Company will be wound up, and the proceeds of such winding up will be distributed amongst the Shareholders in the manner set out in paragraph 7.1 and will be subject to the terms of paragraph 7.2.

The Parties further agree that if on the occurrence of the Liquidation Event B in relation to the Key Subsidiary or Key Subsidiaries, every Investor issues a notice to the Company and the Sponsors within 30 (thirty) days of any of them coming to be aware of such Liquidation Event B in respect of the Key Subsidiaries or Key Subsidiaries, asking for the liquidation for the Company and its Subsidiaries, the Company and its Subsidiaries shall be wound up and the proceeds so realised shall be distributed in order of the preference set out in paragraph 7.1 above and will be subject to the terms of paragraph 7.2. The Parties agree to take all such steps as may be required to ensure compliance of the terms of this paragraph 7.

8.	Transferability

Subject to the terms of this Agreement, the Series H CCPS shall be freely transferable to any Person, and the holders of the Series H CCPS may assign all or any of the Series H CCPS and any rights attaching under the Agreement, without the prior consent of any Person.

9.	Anti-Dilution Protection

If the Company issues or proposes to issue Equity Securities (“New Issuance”) to any person at an effective issue price that is less than the subscription price of the Series H CCPS (as adjusted for share splits or similar reorganization of the share capital of the Company), other than the issue of Equity Shares on the conversion of the Equity Securities existing as on the date of subscription of Series H CCPS, then the holders of Series H CCPS shall be entitled to an adjustment to the Normal Conversion Factor based on broad-based weighted average method such that the holders of Series H CCPS receive a higher number of Equity Shares to compensate for the higher subscription price paid for the subscription of Series H CCPS by its holders than the effective issue price of Equity Securities in the New Issuance.

10.	Calculation in USD

The amount that the holders of Series H CCPS are entitled pursuant to the provisions relating to dividends and Liquidation Event A or Liquidation Event B shall be calculated in US$ based on the amounts invested by the holders of Series H CCPS in US$ terms. However, the payment to the holders of Series H CCPS shall be made in INR by applying the Reserve Bank of India reference rate for US$-INR conversion as on the date of payment by the Company to the holders of Series H CCPS.

The calculation of the entitled return on the conversion of Series H CCPS shall also be calculated in US$ terms based on the amounts invested by the holders of Series H CCPS in US$ terms. Further, the subscription price and adjustment to Normal Conversion Factor for the purpose of anti-dilution provision shall be calculated in US$ based on the amount invested by holders of Series H CCPS in US$.

For the purposes of the above, the amount invested by the holders of Series H CCPS in US$ terms shall be the US$ paid by the holders as mentioned in the foreign inward remittance certificates as the US$ amount converted into INR for the purposes of foreign direct investment by the holders in the Company.

SCHEDULE 5

LIST OF PERMITTED MATTERS

The following disbursements under the existing loan facility arrangements entered into by the Company and/or its Subsidiaries may be applied/received without requiring approval from the Investor pursuant to Clause 2.02(b) of this Agreement.

Company name	Date of Agreement	Lender	Total of Loan (amount in INR crores)	Remaining Disbursement (amount in INR crores)
Azure Sunshine Pvt. Ltd	23-Sep-14	IREDA	53.41	2.67
	30-0ct-14	CBI	63.94	3.20
Azure Green Tech Pvt. Ltd	23-Sep-14	IREDA	105.68	5.28
	30-0ct-14	CBI	130.63	6.53
Azure Clean Energy Pvt. Ltd	13-Mar-15	IREDA	87.49	4.37
	31-Oct-14	IFC	86.10	8.61
	13-Mar-15	IIFCL	31.40	1.57
Azure Power India Pvt. Ltd.	8-May-15	Yes Bank	160.10	10.01
Azure Sunlight Pvt. Ltd	Yet to be Signed	OPIC	Approx. 128	Approx. 128
Azure Mars Pvt. Ltd.	Yet to be Signed	Reliance Capital Bridge Loan	25	25
Azure Solar Solution Pvt Ltd	25-03-2014	Central Bank of India	31.45	19.45

SCHEDULE 6

LIST OF RELATED AGREEMENTS

All capitalized terms used herein but not defined shall have the meaning given to them under the Agreement.

1.	Shareholders Agreement between APGL, Investor, Co-Investor, Helion Venture Partners II, LLC, Helion Venture Partners India II, LLC, DEG – Deutsche Investitions -und Entwicklungsgesellschaft mbH, FC VI India Venture (Mauritius) Ltd., Société DE Promotion ET DE Participation Pour LA Coopération Économique and other shareholders of APGL in relation to the affairs and their respective rights and obligations in relation their investments in APGL;

2.	Co-Investor Subscription Agreement;

3.	Registration Rights Agreement;

4.	Shareholders Agreement;

5.	Sponsor lock-in agreement between, inter alia, the Co-Investor, IW and IW Green Inc, with respect to the lock-in and distribution of proceeds from the sale of equity shares held by IW Green Inc. in APGL;

6.	All securities purchase agreements and securities subscription agreements entered into by: (a) Helion Venture Partners II, LLC; (b) Helion Venture Partners India II, LLC; (c) Investor; (d) DEG – Deutsche Investitions –und Entwicklungsgesellschaft mbH; (e) FC VI India Venture (Mauritius) Ltd.; and (f) Société DE Promotion ET DE Participation Pour LA Coopération Économique, pursuant to the Externalization Process;

7.	Any other document executed pursuant to and/or to give effect to the understanding set out in the above mentioned agreements; and any amendments or modifications to the above mentioned agreements.

SCHEDULE 7

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

[Letterhead of the Company/Sponsor]

[Date]

International Finance Corporation

Attention: [●]

Investment No.

Certificate of Incumbency and Authority

Reference is made to the Subscription Agreement, dated [●], between the Investor, the Company and the Sponsors (the “Subscription Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Subscription Agreement.

I, the undersigned [Chairman/Director] of                                          (the [“Company”]/[“Sponsor”]), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the individuals [each]/[any two] of whom are, and will continue to be, authorized:

(a) to sign on behalf of the Company the requests for the subscription for shares of the Company provided for in Section 2.01 (Subscription) of the Subscription Agreement;

(b) to sign the certifications required under Section [4.01 (Conditions of Investor Subscription)] of the Subscription Agreement; and

(c) to take any other action required or permitted to be taken, done, signed or executed under the Subscription Agreement or any other agreement to which the Investor and the [Company]/[Sponsor] may be parties.

*Name	Office	Specimen Signature

You may assume that any such individual continues to be so authorized until you receive written notice from an Authorized Representative of the [Company]/[Sponsor] that they, or any of them, is no longer so authorized.

*	Designations may be changed by the Company/Sponsor at any time by issuing a new Certificate of Incumbency and Authority authorized by the board of directors of the Company/Sponsor where applicable.

Yours faithfully,

By
Name:
Title:	[Chairman/Director]